Exhibit 10.25

JOINT VENTURE AGREEMENT

This Joint Venture Agreement dated as of September 13, 2016 (together with Exhibit A hereto, as the same may be supplemented, modified, amended, restated or replaced from time to time in the manner provided herein, this "Agreement"), is by and between JK Consultoria Empresarial Ltda.-ME, a limitada formed under the laws of Brazil and currently having its registered office at Rua Timóteo, Nº. 190, Jardim Paraguaçu, Sao Paulo, SP, Brazil, enrolled with the CNPJ/MF under no. 22.119.968/0001-74 ("JKC"), represented by Mr. Jonathan Dagues Martins, a Brazilian citizen currently domiciled at Rua Manuel Gaya, 945, Villa Mazzei, São Paulo, SP, Brazil ("JDM"), Earth Investments, LLC, a Nevada limited liability company currently having its registered office at 3260 Corporate Circle, Suite 400, Henderson, Nevada 89074, U.S.A. ("EILLC"), and SGRP Brasil Participações Ltda., a limitada formed under the laws of Brazil and currently having its registered office at Rua Araporé, 655, CEP 05608-001, in São Paulo, State of São Paulo (hereinafter called "SPAR"). JKC and EILLC may be referred to individually as an "Investor" and collectively as the "Investors", and the INVESTORS and SPAR may be referred to individually as a "Party" and collectively as the "Parties".

RECITALS

A.           SPAR Group, Inc., is a corporation formed under the laws of the State of Delaware ("SGRP"), currently has its shares of common stock traded on the Nasdaq Stock Market, and files various publicly available reports with the SEC (as this and other capitalized terms used in these Recitals are defined below or in Exhibit A hereto) respecting SGRP and its direct and indirect subsidiaries (together with SGRP, collectively, the "SPAR Group" and the "SGRP Companies"). The subsidiaries of SGRP at the referenced date are listed in Exhibit 21.1 to SGRP's most recent Annual Report on Form 10-K as filed with the SEC, a copy of which can be viewed at SPAR Group's website (www.sparinc.com) under the tab/sub-tab of Investor Relations/SEC Filings.

B.           SPAR Group provides a broad array of merchandising and marketing services worldwide, including (without limitation) the Merchandising Services (as defined below), and has computer software, technology and other Intellectual Property and the corresponding systems, know-how and rights useful for assignment, scheduling, assistance, instruction and reporting of Merchandising Services.

C.            JKC and its major partner, JDM, have engaged in Merchandising Services in the Territory, have a wide range of clients and also have various knowledge and human resources with respect to the provision of Merchandisers to retailers and others in the Territory. EILLC is owned by Mr. Peter W. Brown, a U.S. citizen who currently resides at 81 Landing Drive, Dobbs Ferry, New York 10522, U.S.A., and who has been actively involved in negotiating the acquisition of the New Momentum Companies.

D.           INVESTORS and SPAR have agreed to organize and operate a new corporation to acquire the equity (i.e., "quotas") of the New Momentum Companies pursuant to the QPA and (directly and through either New Momentum Company) jointly conduct in the Territory Merchandising Services, which JV Company and the New Momentum Companies would be consolidated foreign subsidiaries of SGRP and use its control, administrative and other services and related software, technology and other Intellectual Property and systems pursuant to a separate License Agreement with SPAR International Ltd., a Cayman Island corporation and SGRP Company ("Licensor" or "SPAR Cayman").

NOW, THEREFORE, in consideration of the mutual covenants and agreement herein contained and other good and valuable consideration (the receipt and adequacy of which is hereby acknowledged by the Parties), the Parties hereto (intending to be legally bound) hereby agree as follows:

ARTICLE I: ORGANIZATION OF THE NEW COMPANY

1.	Definitions and Interpretation

The defined terms and recitations set forth above and the defined terms and interpretative provisions and set forth in Exhibit A hereto are part of and incorporated by reference into this Agreement. Capitalized terms used and not otherwise defined in this Agreement shall have the meanings respectively assigned to them in the JV By-Laws or JV License, as applicable.

2.	Effective Date

This Agreement shall become effective as of the Effective Date (as defined below) at the time of execution hereof by INVESTORS and SPAR.

3.	Establishment, Perpetual Corporate Life, and Renewable Agreement Term

On August 1st, 2016, SPAR and EILLC caused, and as of the Effective Date, the Parties hereto hereby ratify, the formation of a new joint venture corporation (referred to in this Agreement as the "JV Company") under the JV By-Laws (as defined below) and the other Applicable Laws of the Territory. The JV Company shall have perpetual existence. However, this Agreement shall have a ten (10) year term, commending on the Effective Date, may be renewed in writing by those JV Members together owning at least a majority of the Shares (but will be binding only on those executing such renewal), and may be terminated sooner as provided in this Agreement or Applicable Law (as and to the extent renewed or sooner terminated, if ever, the "JV Term").

4.	Legal and Trade Name

The JV Company is and shall be named "SPAR Brasil Serviços de Merchandising e Tecnologia S.A." (under which all of its business shall be officially conducted) and may informally be referred to and do business as "SBSMT", "SPAR Brasil", "SPAR Brasil Serviços" or the like.

5.	Business Purposes

The business purposes of the JV Company shall consist of the following:

(a)

Provide merchandising, marketing and other business services in Brazil, directly and through its subsidiaries, including (without limitation) product, shelf, display and support services (whether scheduled, special, project, individual or otherwise), in-store event and staffing, product sampling, demonstrations, instruction and assistance, sales assistance and staffing, inventory distribution and management, audit services, technology services, and design, development, research, analysis and consulting services, in each case whether performed in stores, warehouses, offices, homes or elsewhere, and whether performed for retailers, distributors, manufacturers or others;

(b)

Providing information and other technology services, including (without limitation) licensing, implementing and consulting services related to software or other intellectual property to the extent permitted by its licenses, and provide related maintenance and technical support services;

(c)

Acquiring (or establishment) and owning of at least a majority of the equity, voting rights and economic benefits in a corporation, company, partnership or other entity as and to the extent approved from time to time by the JV Members or JV Board in their discretion, and participating in or operating such subsidiary as a share or quota holder, partner, manager or otherwise; and

(d)

Providing and performing and all other lawful businesses in Brazil (i) incidental or relating to any of the foregoing or (ii) approved from time to time by the JV Members or JV Board in their discretion and provided in the JV By-Laws.

6.	Location

The JV Company shall have its chief executive office and its chief operating office at such location(s) (within or without the Territory) as the JV Board may from time to time may determine and provided in the JV By-Laws.

7.	Articles of Organization, By-Laws and Operating Agreement of JV Company, SGRP Policies, Etc.

(a)       The By-Laws of the JV Company (as adopted, and as the same may be supplemented, modified, amended or restated from time to time in the manner provided therein, the "JV By-Laws") as filed with the applicable governmental authority is attached hereto as Exhibit C, but shall be subject to the provisions of this Agreement and the provisions of this Agreement shall govern, control and be given effect in the event of any conflict or inconsistency with the JV By-Laws.

(b)       This Agreement and the JV By-Laws together constitute the entire shareholders agreement of the JV Members. Except as otherwise specifically provided in this Agreement, the JV By-Laws shall govern all matters pertaining to JV Members, JV Directors, JV Officers and the like (as such terms are defined below), including meetings, notices, votes and actions by written consent.

(c)       As a subsidiary of SGRP and one of the SGRP Companies, the JV Company also shall be and hereby expressly adopts and agrees to be bound, and shall cause each of the New Momentum Companies to expressly adopt and agree to be bound, by all of SGRP's internal accounting, financial and reporting controls and procedures, employment policies and procedures, corporate codes and policies and other SGRP Policies, including (without limitation) the SGRP Ethics Code. Without limiting the foregoing, SPAR Ethics Code applies to all of the directors, officers, employees and consultants of the JV Company and each of the New Momentum Companies. Current copies of the SPAR Ethics Code and certain other policies of SPAR Group can be reviewed or obtained on SPAR Group's web site (www.sparinc.com), which are posted and available to stockholders and the public under the Investor Relations tab and Corporate Governance sub-tab.

(d)       In order to permit the JV Members, JV Directors and JV Officers to obtain or examine the records required by Applicable Law, the JV Company shall maintain copies of the following at the JV Company's head office or such other place(s) (if any) as may be specified in the JV By-Laws: (i) a current list of the full name and last known business address of each of the JV Members, JV Directors and JV Officers, separately identifying each in alphabetical order; (ii) copies of the filed JV By-Laws, each other governing document of the JV Company, and this Agreement, as the same may be supplemented, modified, amended, restated or replaced from time to time in the manner provided herein (together with the SGRP Policies, each a "JV Governing Document"); (iii) copies of the minutes of all meetings and written approvals, consents and resolutions (in lieu of meetings) of the JV Members or JV Directors; and (iv) signed copies of each powers of attorney granted by the JV Company pursuant to which any agreement, instrument or other record may be signed in the name of, on behalf of or otherwise binding the JV Company (other than powers of attorneys given to banks and other Third Parties in the normal course as part of their enforcement rights against the JV Company).

ARTICLE II: CAPITAL, CLOSING, PAYMENTS, TRANSFERS, ETC.

8.	Capital, Shares, JV Members and Purchase Price

(a)       Except to the extent otherwise approved by the JV Members having at least a majority (i.e., more than 50%) of all of the then outstanding fully paid Shares (as defined below): (i) the total number of common equity shares that JV Company shall be authorized to issue (each a "Share") shall initially be ten thousand (10,000) common nominatives Shares, but may be increased from time to time by the action of the JV Board or JV Members to an aggregate of one hundred thousand (100,000) common nominatives Shares, all with no par value; (ii) each such Share shall be a normal Share of the same series and have the same participation, rights and preferences as every other Share; (iii) each such Share shall be entitled to one vote (in person or by proxy or written consent) on any matter submitted to JV Members and one share in the economic interests (e.g., profits, losses, distributions of assets and the like) of the JV Company (e.g. a share equal to one divided by the total Shares then outstanding); (iv) none of those Shares will be listed or registered for public trading; and (v) each person registered on the JV Company's Shares Registration Book as the owner and holder of a Share thereof shall be a stockholder of the JV Company as contemplated under the JV Governing Documents and applicable law (each a "JV Member").

(b)      Upon the later of the Closing Date or the completion of the acquisition by the SPAR Group of 100% of the quotas issued by SPAR (the "Effective Date"), and subject to its receipt of the Purchase Price, Waivers and Consents and Initial Loans (as such terms are defined below), the JV Company shall issue the following new Shares to the indicated Parties below, the purchase price for those 20,000 Shares shall be One Brazilian Reais (BRL1.00) per Share (the "Purchase Price"), the aggregate Purchase Price for all such Shares shall be allocated to paid-in-capital (without limiting any permitted reallocation later made by the JV Board or JV Members), and those Shares shall be fully paid and non-assessable (other than in respect of calls to the JV Members for loans or capital contributions permitted to be made by the JV Board under this Agreement):

(i)         SPAR      10,200 Shares, or 51%;

(ii)        JKC         7,800 Shares, or 39%; and

(iii)       EILLC     2,000 Shares, or 10%;

provided, however, that to the extent any Party already owns Shares in the JV Company, their new Shares will be reduced by the amount of their existing Shares. If the JV Company is a limitada or does not yet exist at the signing of this Agreement, then SPAR undertakes to convert it to a corporation or form it as a corporation as soon as practical and cause the JV Company to issue the Shares as provided above.

(c)       To the greatest extent permitted by Applicable Law, no JV Member shall have any preemptive or similar right to acquire any unissued Shares or other interests in the JV Company, whether now or hereafter existing and whether under Applicable Law or otherwise. Each JV Member hereby absolutely, unconditionally, irrevocably and expressly waives and relinquishes forever each and every such preemptive or similar right. However, this waiver is not intended (and shall not be deemed or construed) to waive, limit or otherwise affect any right of any JV Member under Section 8, 9, 22, 28,29, 30 or 31 of this Agreement.

(d)       In particular, as existing Shareholders, SPAR and EILLC have preemptive rights and may have approval rights under Applicable Law in connection with the issuance of Shares to JKC, and in order to induce each other to consent to that issuance and to induce JKC to enter into this Agreement, each of SPAR and EILLC hereby absolutely, unconditionally, irrevocably and expressly (i) waives and relinquishes forever each and every such preemptive or similar right, and (ii) consents to and approves the issuance of, and hereby authorize and direct the JV Company to issue, such additional Shares as are necessary to achieve the Share and percentage ownerships listed in subsection (b) of this Section, above. Each of SPAR and EILLC will sign separate documents evidencing such waivers and consents (the "Waivers and Consents") and deliver them to the Parties.

(e)       The JV Members agree that each JV Member's percentage ownership (as provided in (b), above) will not be diluted prior to the first anniversary of the Effective Date other than the dilution of a JV Member (i) through its own action or with its own written consent or (ii) through a consolidation call under Section 30(c) below.

9.	Payments at Closing

(a)       Stock Purchase Price. On the Effective Date or such other date as may be agreed upon by the Parties in writing (as applicable, the "Closing Date"), provided that the JV Company has been formed, each of the Parties hereto shall pay in Brazilian Reais and in cash the amount equivalent to the aggregate Purchase Price of its subscribed Shares of JV Company (including their existing shares), and the JV Company shall issue such Shares to the Parties, free and clear of all claims, liens and encumbrances on a fully paid and non-assessable basis (other than in respect of calls to the JV Members for loans or capital contributions permitted to be made by the JV Board under this Agreement). The aggregate capital paid by a Party on or before the Closing Date for its Shares shall be referred to as its "Initial Capital".

(b)       Initial Loans to the JV Company. On the Effective Date, each of the Parties hereto shall make the following loans to the JV Company in Brazilian Reais in the amounts set forth below, which each receiving its own loan documents from the JV Company.

(i)	SPAR (or its SGRP Company designee) - R$709,590; and

(ii)	JKC - R$453,673.

The loans under this subsection (each such Party's "Initial Loan") are the first call for loans under and governed by Section 22, below.

10.	Commencement of the JV Company's Business and Delivery of Related Documents

(a)

Each Party shall take its role as described below for the preparation of the acquisition of the New Momentum Companies and the commencement of JV Company's business effective as of the Effective Date. Any expenses and costs necessary for such preparation by each Party shall be borne by such Party.

(b)

JV Company, each New Momentum Company and SPAR International Ltd. will enter into a License Agreement as of the date of this Agreement substantially in the same form as attached hereto as Exhibit D (as executed, and as the same may be supplemented, modified, amended or restated from time to time in the manner provided therein, the "JV License"). All software and other items licensed under the JV License (if any) will be licensed on "as is" basis to the JV Company and the New Momentum Companies as more fully provided therein.

(c)

In further consideration of the issuance to it of its Shares in the JV Company, JKC's major partner, JDC, will enter into a management agreement with the JV Company, effective as of the Effective Date, substantially in the same form as attached hereto as Exhibit E (as executed, and as the same may be supplemented, modified, amended or restated from time to time in the manner provided therein, the "Management Agreement").

ARTICLE III: MEMBERS, MEETINGS, ETC.

11.	JV Members Are Not Managers and Not Liable for the Debts of the JV Company

(a)       No JV Member shall have any personal liability in such capacity for any debt, obligation or liability of the JV Company. However, the preceding sentence shall not in any way limit a JV Member's obligations under any guaranty, pledge or other credit support document such JV Member may enter into voluntarily with anyone providing loans or other credit to the JV Company or its Affiliates.

(b)      The JV Company is not managed by its JV Members in such capacities. No JV Member in such capacity is a "director" or "managing director" , no debt may be contracted or liability incurred by or on behalf of the JV Company by any JV Member acting in such capacity, and no instrument or record providing for the acquisition, mortgage or disposition of property by the JV Company may be signed by any JV Member acting in such capacity. However, nothing in this paragraph is intended to limit any approval, voting or other rights granted to JV Members by or any right they may have to act in another capacity under this Agreement, the JV Governing Documents or Applicable Law.

12.	Annual and Special JV Member Meetings

The annual meeting of JV Members shall be scheduled and convened in accordance with the JV By-Laws, and a special Meeting of the JV Members shall be held when called by the Chairman of the JV Board, a majority of the JV Directors or a majority of the JV Members. Any meeting of the JV Members may be held by any conference call, internet audio or video conference or other similar electronic or telephonic means to the extent permitted by Applicable Law, or with the approval of the JV Board, held in person in such place as may be designated by the Chairman or a majority of the JV Board by no later than April 30 of each year. The agenda for the annual meeting of the JV Members (i.e., its Shareholders) shall include: (a) presentation of the JV Company's accounts, financial statements and economic results of the JV Company; and (b) election of the JV Directors for the forthcoming 12 months. However, no annual or special meeting shall be required if the organizational and other matters normally undertaken in such a meeting have been addressed in a written consent of and presentation to the JV Members. To the extent then permitted by Applicable Law, any action that may be taken by the JV Members at any meeting thereof may be effected in lieu of such meeting by a written consent executed by the JV Members holding the required number of outstanding Shares.

13.	Quorum and JV Member Votes

A quorum of the JV Members at any meeting shall require, at the time of each vote, the presence of the JV Members representing at least a majority (i.e., more than 50%) of all of the then outstanding fully paid Shares of the JV Company, either in person (including electronic presence) or by proxy. Except as expressly otherwise provided in any JV Governing Document or Applicable Law, all resolutions of and other matters approved and actions taken by the JV Members of the JV Company in a meeting or written consent shall require the approval of the JV Members through the affirmative vote of the JV Members holding at least a majority (i.e., more than 50%) of the then outstanding fully paid Shares of the JV Company.

14.	Important Matters

In addition to the matters required by any JV Governing Documents or Applicable Law, any resolution, approval or other action approving any of the following matters by the JV Members, or by the JV Company as a member of either New Momentum Company, shall require the approval of the JV Members through the affirmative vote of the JV Members holding at least a majority (i.e., more than 50%) of the then outstanding fully paid Shares of the JV Company:

(a)	amendment or modification of any JV Governing Document or any NM Governing Document;

(b)

increase or decrease in the authorized capital or paid-in capital other than any adjustment required by U.S. GAAP or Applicable Law or pursuant to any capital call permitted to be made under any JV Governing Document;

(c)

issuance by the JV Company of any new Shares (other than pursuant to any capital call permitted to be made by under any JV Governing Document), issuance of any new quotas by either New Momentum Company, or issuance of any other kind of equity securities or any instruments convertible into equity securities issued by the JV Company or either New Momentum Company;

(d)	issuance of debentures by the JV Company or either New Momentum Company (other than in connection with any permitted financing);

(e)

transfer of any part or whole of the JV Company's or either New Momentum Company's assets or business (other than the collection or assignment for collection of receivables in the normal course, the sale, trade-in or retirement of any equipment in the normal course, the use and consumption of supplies and similar goods in the normal course, the use and payment of funds for business expenses in the normal course, any assignment required to secure any permitted financing, or any assignment otherwise permitted under this Agreement or other written agreement or approval of the Parties);

(f)	dividend or distribution to be declared or paid by the JV Company or either New Momentum Company;

(g)	merger, consolidation, liquidation, dissolution or bankruptcy of the JV Company or either New Momentum Company;

(h)	change in number or normal length of tenure of the JV Directors as a whole; or

(i)	termination of the JV License other than expiration or termination as scheduled.

ARTICLE IV: BOARD OF DIRECTORS AND MEETINGS, OFFICERS, ETC.

15.	JV Board and Election

(a)       The JV Company shall have a Board of Directors (the "JV Board"), which shall consist of five (5) directors (each a "JV Director") or such other number as may be determined from time to time in accordance with the JV By-Laws. The JV Board shall responsible for the overseeing the management, policies and direction of the JV Company and its subsidiaries (if any), both directly and through its committees (if any, as described in the JV By-Laws), pursuant to the authority conferred by this Agreement, the JV By-Laws, the JV Company's policies (including those in common with SGRP) and Applicable Law. The JV Board' responsibilities include (without limitation) the appointment and oversight of the Company's Executive Officers (as defined below). Any individual may be removed as a JV Director at any time in a Termination For Cause by the action of the JV Board, which shall require the approval of the JV Members through the affirmative vote of the JV Members holding at least a majority (i.e., more than 50%) of the then outstanding fully paid Shares of the JV Company, or if there are no JV Directors by the action of the JV Members, and thereafter barred from future service for such duration and on such conditions as the JV Board may specify, or if there are no JV Directors, as the action of the JV Members may specify.

(b)       During the first five years of this Agreement (the "Initial Period"), three (3) of the JV Directors shall be elected from among those appointed by SPAR, one (1) of the JV Directors shall be elected from those appointed by JKC, and one (1) of the JV Directors shall be elected from those appointed by EILLC; provided, however, that (i) if INVESTORS together shall hold less than 35% of the outstanding Shares, but more than 20%, INVESTORS shall be entitled to the election of only one (1) of their jointly selected nominees and SPAR shall be entitled to the election of four (4) of its nominees as JV Directors, and if INVESTORS together shall hold less than 20% of the outstanding Shares, INVESTORS shall not be entitled to the election of any JV Director from its nominees and SPAR shall be entitled to the election of all of the JV Directors from its nominees. The Chairman of the JV Board shall be elected from the Directors by the majority of the JV Board. In case of any increase or decrease in the number of JV Directors, and such vacancy is not promptly filled as provided in subsection (d) below, the then applicable proportional representation stipulated above shall be maintained except as otherwise agreed in writing by INVESTORS and SPAR. The right to such proportional representation is personal to each INVESTOR and SPAR and shall not inure to the benefit of any assignee. After then end of the Initial Period, the JV Member owning at least a majority (i.e., more than 50%) of the Shares shall be entitled to the election of all of the Directors from its nominees.

(c)       The following individuals are hereby appointed as the initial JV Directors and Chairman of the Company:

(i)     James R. Segreto, as a SPAR nominee (who shall also be the Chairman of the JV Board);

(ii)       Kori G. Belzer, as a SPAR nominee;

(iii)     Steve Adolph, as a SPAR nominee;

(iv)     Jonathan Dagues Martins, as the JKC nominee; and

(v)      Peter W. Brown, as the EILLC nominee.

Each of them shall serve in each such position during the period commending on the Effective Date and ending at the close of the Annual Meeting of stockholders of SGRP next year (2017) and thereafter until such time (if ever) as his or her successor shall have been duly elected or otherwise chosen for that position, or until his or her earlier resignation, removal or other replacement, in each case in accordance with the JV Governing Documents and Applicable Law.

(d)       In the event of any vacancy on the JV Board for any reason, the vacancy shall be promptly filled by the JV Board in a special meeting (or by written consent) in which the JV Board appoints the nominee of the applicable JV Member (as required above) to be a JV Director, and the JV Board shall take no other actions before it fills such vacancy. In the event the JV Board fails to do so, the JV Members may appoint the nominee of the applicable JV Member (as required above) to be a JV Director in a meeting or written consent, which shall require the approval of the JV Members through the affirmative vote of the JV Members holding a majority of the then outstanding Shares of the JV Company.

(e)       The applicable Officers of the JV Company shall, acting on behalf and in the name of the JV Company as a quota holder in the New Momentum Companies, vote for and cause each JV Director to be elected to hold the same position on the Board of Directors of the New Momentum Companies.

16.	Management by Executive and Officers as Managers

(a)       The JV Company shall be managed by executive officers (each an "Executive" or an "Officer", as applicable and more fully provided in the JV By-Laws) consisting of a President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Secretary and Treasurer (each of whom shall be both Executives and Officers), one or more Vice Presidents with such titles and relative seniority, authority and duties as may be specified (each of whom shall be an "Officer", but not an "Executive", unless otherwise specified in his or her appointment), and such other positions as may be specified from time to time by the JV Board or JV By-Laws (together with such Executives and Officers, each a "JV Officer", and collectively, the "JV Officers"). No Executive Officer has to be a JV Member. Each Executive of the JV Company shall be an "Officer" of the JV Company under (and as defined in) Applicable Law and shall have the authority and limits on authority provided by this Agreement, the JV Governing Documents, the JV Company's policies, the SGRP Policies and Applicable Law.

(b)       During the Initial Period (or such shorter period ending on the date when either JKC ceases to own at least 39% of the outstanding Shares or JDM resigns or is removed as the JV Company's CEO or President), (i) Jonathan Dagues Martins will serve as President and Chief Executive Officer (CEO) of JV Company pursuant to the Management Agreement, (ii) the Chief Operating Officer (COO) shall be nominated by JKC, but his salary and benefits must be reviewed and approved by the JV Board, (iii) the Chief Financial Officer (CFO), Secretary and Treasurer of the JV Company shall be nominated by SPAR and appointed by the JV Board (if acceptable to a majority of the JV Board in its discretion) and (iv) the CEO, President, COO, other Executives and other Officers shall serve at the JV Board's pleasure, and may be removed in a Termination For Cause by the action of the JV Board.

(c)       Each JV Officer and each JV Member (if an individual and not a JV Officer or SGRP officer) shall, as a condition to the effectiveness of his or her appointment, sign a Confidentiality, Non-Solicitation and Non-Competition Agreement substantially in the same form as Exhibit F hereto and deliver it to the JV Company with a copy to SPAR.

(d)       Due to restrictions imposed by Applicable Law, the officers and full time employees of the JV Company will not be eligible for stock option or other awards under SGRP's 2008 Stock Compensation Plan and other stock based plans and will not be offered the opportunity to participate in SGRP's existing 401(k), insurance and other benefit programs.

17.	Terms of JV Directors and Executive Officers

The terms of office of each JV Director and JV Officer shall expire at the close of the annual meeting of the JV Company each year, or when their respective successors have been duly elected or appointed (if later), as more fully provided in the applicable Annual Organizational Resolutions, unless sooner removed as provided in this Agreement or the JV By-Laws. Any JV Director, JV Officer or employee of the JV Company may be removed in a Termination For Cause, or for any other or no reason whatsoever, by the action of the JV Board in its discretion, which removal, in the case of a JV Director, shall require the approval of the JV Members through the affirmative vote of the JV Members holding at least a majority (i.e., more than 50%) of the then outstanding fully paid Shares of the JV Company shall be required, and upon such removal shall be thereafter barred from future service for such duration and on such conditions as such JV Board may specify. However, such removal shall not affect any rights (i) that person may have under the circumstances under any other written agreement with the JV Company, or (ii) a JV Member may have under the circumstances to nominate any other person for such position.

18.	JV Directors Voting and Quorum

Each JV Director shall have one (1) vote in the JV Board. Except as otherwise required in the JV By-Laws or this Agreement, a quorum at any meeting of the JV Board shall require, at the time of each vote, the presence of the JV Directors representing at least a majority (i.e., more than 50%) of all of the members of the JV Board, either in person or electronically, and any resolutions may be adopted or other action may be taken by the affirmative vote of a majority of the JV Directors present.

19.	Meetings of the JV Board

The regular meetings of the JV Board shall be held quarterly, and any special Meeting of the board of Directors shall be held when called by the Chairman or a majority of the JV Directors, both of which shall be convened in accordance with the provisions of the JV By-Laws. To the extent then permitted by t Applicable Law, any meeting of the JV Board may be held by any conference call, internet audio or video conference or other similar electronic or telephonic means, and any action that may be taken by the JV Board at any meeting thereof may be effected in lieu of such meeting by a unanimous written consent executed by each JV Director. A written record of all meetings of the JV Board and all decisions shall be made as promptly as practicable after each meeting of the JV Board by a JV Director or other person selected by the JV Board, kept in the records of the Company and signed or sealed by the Chairman of the Company's JV Board and the Secretary of the meeting.

20.	Important Matters

In addition to the matters required by the JV By-Laws or Applicable Law, the following matters considered by the JV Board shall, except to the extent the SBRP's Board of Directors or any Committee thereof may have sole authority or responsibility for any such matter under any policies and other governing documents of SGRP, Exchange Rules, Securities Law or other Applicable Law, require the affirmative vote of a majority of the JV Directors:

(a)

any investment or commitment to invest in any capital or financial asset by the JV Company or either New Momentum Company in amounts individually in excess of US$50,000 or in the aggregate in excess of US$100,000;

(b)

any loan borrowed or committed or other credit received by JV Company or either New Momentum Company (other than trade credit in the normal course and the recordation of intercompany debits and credits between the JV Company and other SGRP Companies in the normal course) in amounts individually in excess of US$50,000 or in the aggregate in excess of US$100,000;

(c)	any call for a loan from the JV Members in accordance with this Agreement, and any voluntary prepayment of the JV Member loans, in whole or in part;

(d)

execution, amendment or termination of the JV Company's agreements or commitments with any INVESTOR, SPAR or their respective Affiliates other than a termination as scheduled or on default in accordance with its terms;

(e)

initiating or settling any litigation, arbitration or other formal dispute settlement procedures or forgiveness of any obligation owed to the JV Company or either New Momentum Company in excess of US$50,000;

(f)

any sale or disposition of or granting a lien, security interest or similar obligation with respect to, any material asset of the JV Company or either New Momentum Company, whether in one or a series of related transactions, in each case other than collection and assignment for collection of receivables in the normal course, the sale, trade-in or retirement of any equipment in the normal course, the use and consumption of supplies and similar goods in the normal course, the use and payment of funds for business expenses in the normal course, any assignment required to secure any permitted financing, or any assignment otherwise permitted under this Agreement or other written agreement or approval of the Parties;

(g)

formation of any subsidiary of JV Company or either New Momentum Company or entry into (or subsequent termination of) any joint venture, partnership or similar agreements in which the JV Company or either New Momentum Company is a member or shareholder;

(h)

entering into, continuing, amending or terminating any contract with/or commitment to any JV Director or JV Member, in each case other than (i) expirations or terminations as scheduled, (ii) any termination on default or otherwise in accordance with their respective terms, or (iii) any Termination For Cause;

(i)

hiring, engaging, promoting or supervising any Relative of any JV Member, JV Officer or any director, manager or officer of either New Momentum Company, in each case whether individually or in any collaboration, collusion, consort or parallel or reciprocal action with others (and whether or not there is a quid pro quo);

(j)	making, causing, facilitating, committing or offering any agreement, arrangement or transaction

(i)

purporting to bind the JV Company or either New Momentum Company with or for the benefit of any JV Member, any JV Director, any JV Officer or any director, manager or officer of either New Momentum Company or any of his or her Relatives or other Affiliates,

(ii)

respecting the transaction by the JV Company or either New Momentum Company of any business with any Relative or other Affiliate of any JV Member, any JV Director, any JV Officer or any director, manager or officer of either New Momentum Company, or

(iii)

any other self-dealing by any JV Member, any JV Direct, any JV Officer or any director, manager or officer of either New Momentum Company with or otherwise involving the JV Company or either New Momentum Company, in each case whether individually or in any collaboration, collusion, consort or parallel or reciprocal action with others (and whether or not there is a quid pro quo); or

(k)	entering into or participating in any agreement or commitment to provide goods or services outside of the Territory.

21.	Multiple Positions; Personal Liability of Directors and Certain Officers Eliminated; Indemnification by JV Company in Accordance with SGRP Policies.

(a)       A person may serve in more than one position (e.g., JV Director, JV Officer or other officer or Representative) of the JV Company and the New Momentum Companies and does not have to be a JV Member. Representatives of any INVESTOR, SPAR or their respective affiliates also may serve as JV Members, JV Directors, and with the approval of the JV Board, as JV Officers or other Representatives of the JV Company and the New Momentum Companies, and vice versa, which dual service shall not be deemed a conflict by or with the JV Company, either New Momentum Company, or any such Party.

(b)       The personal liability to the JV Company and its JV Members of each individual who is serving or has served as a JV Director of the JV Company is hereby eliminated to the fullest extent permitted by Applicable Law. The personal liability as an officer or manager of each individual who is serving or has served as a JV Officer also shall be eliminated to the fullest extent permitted by Applicable Law if so provided in the JV By-Laws, approved by the JV Board or provided in a written agreement with the applicable individual. The JV Directors and JV Officers will be indemnified by the JV Company in accordance with SGRP's indemnification provisions (contained in SGRP's By-Laws).

22.	Voluntary Increases in Capital and Loans

(a)       Except as otherwise provided in Section 8, 9 or 26: no JV Member shall be required to make any additional contribution of capital or loan to the JV Company; and prior to the first anniversary of the Effective Date, no capital contributions will be required from any JV Member and no loan from any JV Member will be converted into capital shares. The JV Board (with the approval of at least a majority (i.e., more than 51%) of the JV Members) from time to time may call for a voluntary increase in capital or a loan from the JV Members, and the JV Members shall have the right (but shall not be obligated) to purchase new Shares to be issued at such prices and in such amounts or extend new loans in such amounts (in proportion to their respective Shares in the JV Company) as the JV Board may determine (which to the extent called and voluntarily made may be referred to each as "JV Member Capital Contribution" or "JV Member Loan"). The Initial Loans are also JV Member Loans and shall be deemed to be the same first call (even though such funding the Initial Loan is mandatory under Section 9). However, if any JV Member agrees to fund or funds such a purchase or loan and any other JV Member does not agree to fund such a purchase or loan, each JV Member agreeing to fund shall instead be permitted to voluntarily make (at its election in its sole discretion) either a purchase from or loan to the JV Company in the same amount (plus, in its sole discretion, all or part of the other JV Member's unfunded amount).

(b)       SPAR at its option may cause any JV Member Loan (including its Initial Loan) from it to instead be made directly to the JV Company by SPAR Cayman or other SGRP Company, and each such direct loan shall, for the purposes of the provisions of this Agreement governing or bearing upon the JV Member Loans by SPAR (however referenced), be deemed to be a JV Member Loan made by SPAR under this Agreement. Each such loan shall be due on the fifth anniversary of its advance (unless due sooner under the relevant loan agreement, whether by acceleration or otherwise), and shall bear interest at a fluctuating rate equal to the aggregate interest rate under U.S. domestic credit facility of SGRP and certain other U.S. SGRP Companies (as in effect and reported from time to time by SGRP), payable quarterly. The JV Company shall (except to the extent each funding JV Member may consent otherwise in writing) repay all such loans and all accrued and unpaid interest prior to the making of any distribution to its JV Members; provided that loans made by only one JV Member in response to a call shall have priority and be repaid before repayment of loans made by more than one JV Member, and loans made by two JV Members in response to the same call shall have priority and be repaid before loans made by all of the JV Members respecting other calls. For example, if SPAR (or another SGRP Company at SPAR's request) is the only JV Member making working capital loans, those loans will be repaid by the JV Company before any other JV Member Loans from multiple JV Members. Any balance remaining outstanding under any such loan shall be repaid in full on the earlier of acceleration following default or the fifth anniversary of its advance.

23.	Cooperation in Financing

The JV Company may borrow from time to time when it needs additional funds under a credit facility (which may be on a secured basis) (i) if such credit facility is approved in advance by the JV Board and (if required) JV Members under this Agreement, or (ii) if available, pursuant to a consolidated credit facility with other members of the SPAR Group, which participation and financing shall be deemed approved by the JV Board and JV Members. The INVESTORS and JV Company acknowledge and agree that, pursuant to their financing documents, SGRP and certain of its subsidiaries are not permitted to provide credit support (including any guaranty, pledge, deposit, letter of credit or comfort letter) for any indebtedness or other obligations of SPAR or the JV Company.

ARTICLE V: AUDIT

24.	Accounting Period

The fiscal year and related accounting period of JV Company shall begin on January 1 and end on December 31 of each year.

25.	Consolidation of JV Company, GAAP, Accounting Records and Books

(a)       The JV Company will be included and consolidated in SGRP's financial statements, SEC Reports and (to the extent required) applicable U.S. tax returns in accordance with U.S. GAAP, applicable Exchange Rules and Securities Law and other Applicable Law.

(b)       The JV Company shall keep true, accurate and correct accounting books and records respecting all of its assets, business, expenses, operations, liabilities, payments, receipts, sales and taxes on an accrual basis in accordance with both generally accepted accounting principles in the U.S.A. (as required under applicable Securities Law and Exchange Rules) consistently applied ("U.S. GAAP") and the International Financial Reporting Standards ("IFRS"), applicable Exchange Rules and Securities Law and other Applicable Law, and SGRP's Policies and procedures. So long as accruals and reporting satisfies at least the minimum requirements of U.S.GAAP and IFRS, conflicts between them shall be resolved by the SGRP Auditor in favor of greater specificity, disclosure and compliance. The JV Company may report its financial results in Brazil in accordance with the IFRS, but the JV Company will provide its consolidating reports to SGRP in accordance with U.S.GAAP. The JV Company shall provide, and shall cooperate with SGRP in developing or obtaining, any and all information in a timely manner in such form and with such detail as SGRP or the SGRP Audit Committee may from time to time request (i) in connection with any current, periodic or other reporting or disclosure required under U.S. GAAP and the IFRS, applicable Exchange Rules and Securities Law and other Applicable Law, (ii) to review compliance by the JV Company and its Representatives with the SGRP Ethics Code or other SGRP Policies, or (iii) to otherwise evaluate the JV Company's performance or condition (including its assets, business, capital, cash flow, credit, expenses, financial condition, income, liabilities, liquidity, locations, marketing, operations, payments, performance, prospects, receipts, sales, strategies, or taxation) or other achievement, result, risk, trend or condition, whether actual, as budgeted or anticipated, or otherwise.

(c)       The JV Company will keep all of its books and records readily accessible and provide prompt access to SGRP, SPAR, the SGRP Auditors and their respective Representatives (each a "Reviewer") for review (including the making of summaries and copies), and the JV Company and its Representatives shall assist and cooperate fully with each Reviewer, in each case as such Reviewer may from time to time may request (which may be made in an email or by phone).

(d)       The JV Company will prepare monthly and annual financial statements in accordance with U.S. GAAP and the IFRS, applicable Exchange Rules and Securities Law and other Applicable Law, and SGRP's Policies and procedures, in such form and with such detail and supporting documents as SGRP may reasonably require and deliver them to SGRP as soon as they are available, but in any event no later than the tenth day after the end of each month for monthly statements (including December) and no later than the 15th day after the end of each year in the case of the annual financial statements.

(e)       The JV Company's annual and quarterly financial statements will be audited and reported upon by the SGRP Auditor in conformance with U.S. GAAP and the IFRS, the SGRP Auditor shall be deemed to have been engaged by the JV Company for such audit as and when engaged for the same period by SGRP, and the SGRP Auditor will report simultaneously to SGRP and the JV Company. The JV Company shall permit and fully cooperate with the SGRP Auditor in examining any and all of the books and records of the JV Company that the SGRP Auditor may deem relevant to its quarterly review, annual audit or other procedures for any SGRP Company or its audit or review respecting the JV Company. The JV Company will comply with any end of period or year adjustments required by the SGRP Auditor or the SGRP Audit Committee. The fees and expenses for such audits and reviews by those auditors shall be borne by JV Company (which if not billed directly to the JV Company may be such allocated share of those fees and expenses as SGRP may reasonably determine). The JV Company will not raise any, and hereby waives every, conflict of interest or other objection that may currently or from time to time hereafter exist or be perceived to exist as a result of any such audit or other interaction with the SGRP Auditor or any previous or continuing engagement by SGRP or any of its subsidiaries of the SGRP Auditor, whether before or after the date hereof, and any and all work papers, work product and privileged and other materials produced by or through the SGRP Auditor will be the property of both the JV Company and SGRP or of the SGRP Auditor, as applicable.

ARTICLE VII: ROLE OF CONTRACTING PARTIES

26.	Parties Additional Contributions to the JV Company

(a)	On the Closing Date, SPAR will cause SPAR International, Ltd. (a Cayman corporation) to enter into the JV License.

(b)

It is estimated that JV Company will require additional working capital, and both INVESTORS and SPAR shall, pursuant and subject to Section 22, contribute these funds from time to time as and when needed, whether in the form of loans to or additional capital investments in the JV Company in proportion to the number of Shares in JV Company they respectively own, as the timing, amount and manner of such funding may be determined by the JV Board in its discretion.

27.	Implementation

The JV Members hereby agree, for themselves, their successors, heirs and legal Representatives, to vote at JV Members' meetings (regular or special, or in written consents in lieu of such meetings), and to cause the Directors they nominate to vote at Board meetings (regular or special, or in written consents in lieu of such meetings) and to carry out their duties, to prepare, execute and deliver or cause to be prepared, executed and delivered such further instruments and documents, to take such other actions and to cause the JV Company, JV Company work rules and other rules and Commercial registry and any other document to be amended or adopted as may be reasonably required to effect the provisions and intent of this Agreement and the transactions contemplated hereby.

ARTICLE VI: TRANSFER OF UNITS AND TERMINATION

28.	JV Member Representations re Shares..

 Each JV Member represents and warrants to and covenants and agrees each other JV Member and the JV Company as follows:

(a)       The shares are uncertificated and no stock certificates will be issue.

(b)      The Shares have been acquired by such JV Member for investment, have not been registered any applicable securities law, and may not be offered, sold, assigned, given, pledged, hypothecated or otherwise transferred or encumbered unless the such transaction is made in accordance with the provisions of this JV Agreement and is either (i) covered by an effective registration under, (ii) exempt from registration under or (iii) otherwise in compliance with each applicable securities law.

(c)       The Shares have been issued by the JV Company, under and shall be held and are subject to each and all of the applicable preferences, designations, rights, powers, privileges, qualifications, limitations, restrictions, statements or other terms and provisions of: (i) the JV Governing Documents; and (ii) for so long as SPAR Group, Inc. ("SGRP"), or any of its direct or indirect subsidiaries owns any Shares (of record or beneficially), any and all of the SGRP Policies.

(d)      All applicable preferences, designations, rights, powers, privileges, qualifications, limitations, restrictions and other terms and provisions apply to the each of the Shares issued to a JV Member or transferred to the transferee and are binding on such JV Member and such transferee, respectively. A statement of all of the preferences, designations, rights, powers, privileges, qualifications, limitations, restrictions, statements or other provisions of each class of stock or series thereof under the applicable Governing Documents (or at the JV Company's option, copies of such documents) may be obtained by any stockholder, upon request and without charge, at the JV Company's head office in Brazil or SGRP's principal executive office (as set forth in SGRP's most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q as filed with the SEC).

29.	Restrictions and Conditions on Transfers of Shares

(a)       Except to the extent otherwise permitted in (after compliance with) this Section 29 or in Section 30 or required under any permitted JV Company financing, each JV Member agrees that it will not, , assign, sell, give, dispose of, pledge, mortgage, or otherwise transfer or make any option, offer, commitment or agreement to do so (each a "Transfer") any Share or any entitlement, right (including any preemptive or other right to subscribe to new Shares) power, privilege, remedy or interest in or to any Share or under any Governing Document (each a "Share Right"), in each case except to the extent such Transfer has been specifically approved in completed in accordance with the prior written consent of the JV Members representing at least a majority (i.e., more than 50%) of the total outstanding Shares. . However, SPAR at any time and from time to time may Transfer any and all of its Shares and Share Rights to any Affiliate(s) of SPAR without any approval or consent from any other JV Member and without triggering any right or obligation under Section 30 (each a "SGRP Internal Transfer"), each such Affiliate of SPAR acquiring such Shares shall, by accepting such shares, automatically become a party to and be bound by this Agreement as part of "SPAR", and SPAR shall give the Investors written notice of each such transfer. Any INVESTOR also may Transfer its Shares and related Share Rights to any estate planning entity for the benefit of any of his Relatives, without triggering any right or obligation under Section 30, so long as (i) such INVESTOR retains or will have sole discretionary voting rights respecting his Shares, (ii) such INVESTOR requests the prior written approval of such transfer from SPAR, (iii) SPAR approves the form and substance of such transfer in its reasonable discretion, which SPAR agrees will not be unreasonably conditioned, delayed or withheld, and (iv) such trust or other entity assumes the obligations of a JV Member in writing in accordance with subsection (b), below (each a "Estate Transfer").

(b)       If any JV Member assigns or otherwise Transfers any of its Shares and related Share Rights in the JV Company to another person, this Agreement shall be binding upon and enforceable against such transferee as if such person were a JV Member, but no such person shall have any voting or other right, entitlement or interest, or have any of the other benefits of a JV Member or Party, under this Agreement or any other JV Governing Document (whether as a transferee or JV Member or otherwise) unless and until (i) the transferring JV Member has given written notice of such transfer to other JV Members and the JV Company and the transferee has agreed in writing to assume all of the obligations and liabilities of the JV Member respecting the transferred Shares arising under the JV Governing Agreements after the transfer date, but such notice and assumption (which may be combined) shall only require the signatures of the transferring JV Member and the transferee, respectively, and (ii) either (A) the transfer was a SGRP Internal Transfer, (B) the transferring JV Member has reasonably documented that the transfer was expressly permitted under this Section 29 or in Section 30 and the applicable requirements thereunder were satisfied, or (C) the other JV Members have approved such transfer in writing (as so notified, so assumed and either so permitted or so approved, a "Permitted Transfer"). The Company shall promptly record each Permitted Transfer of the applicable Shares on its books and records as of the effective date specified in such notice and assumption (or the later of the specified dates if different).

(c)       Each Transfer of any Share or any Share Right shall null and void ab initio if it is not a Permitted Transfer.

(d)       A transferring JV Member shall remain fully bound by this Agreement to the extent (i) it retains any Shares or any voting or economic rights thereunder or (ii) the transfer was not a Permitted Transfer. If the transferring JV Member does not retain any Shares in a Permitted Transfer, the transferring JV Member shall nevertheless remain fully bound by this Agreement and fully liable for all legal acts with respect to this Agreement or the JV Company that occurred before such transfer has been registered on the books of the JV Company.

(e)       If after any completed transfer there is only one remaining JV Member, this Agreement may be terminated by the sole remaining JV Member at any time in its discretion.

30.	Right of First Refusal, Buy/Sell Option and Right to Tender

Each JV Member shall, after the third anniversary of the Effective Date, have the right to sell or otherwise transfer its Shares in accordance with this Section if all of the specified requirements in this Section have been satisfied (which, for clarity, do not apply to any SGRP Internal Transfer, Estate Transfer or other Permitted Transfer). Any sale or other transfer by a JV Member pursuant to this Section prior to such third anniversary (other than under subsection (c), which may occur at any time after the Effective Date) shall require the prior written approval of each other JV Member in its sole and absolute discretion, which may be delayed, conditioned or withheld for any or no reason whatsoever. Each such transfer shall also be subject to the notice, assumption and other provisions of Section 29.

(a)       Right of First Refusal. If any JV Member (hereinafter called "Selling Party") wishes to transfer and sell any of its Shares and related Share Rights, the Selling Party must transfer and sell all (but not less than all) of its Shares and related Share Rights (in each case other than any transfer pursuant to any SGRP Internal Transfer, Estate Transfer or other Permitted Transfer), the Selling Party shall furnish to each other Party (hereinafter called "Other Party") a written notice of a proposed purchaser, the offered purchase price and other major terms, warranties, provisions and conditions of such proposed sale (the "Offer Terms"). Neither the JV Company nor any Relative nor other Affiliate of a JV Member may be either the proposed purchaser or the Selling Party). The Other Party shall have a right to purchase such Shares on the Offer Terms by giving Selling Party a written notice of its election to make such purchase within sixty (60) days from its actual receipt or refused delivery of Selling Party's notice (the "Election Period"). If both Other Parties so elect to purchase, their purchase shall be pro rata in proportion to their respective Share ownership or as they may otherwise mutually agree in writing. An Other Party electing to purchase the applicable Shares pursuant to this subsection (a) shall complete its purchase on the Offer Terms within sixty (60) days after its election to do so (as extended, the "Closing Period") If no Other Party elects within the Election Period to purchase the applicable Shares from the Selling Party on the Offer Terms, or if the applicable Other Party does not complete its purchase of such Shares during the Closing Period, the Selling Party may sell such Shares on the Offer Terms during the sixty (60) day period following the end of Election Period or Closing Period, as applicable.

(b)       Put/Call Rights. Any JV Member (the "Offering Party") may at any time make a written offer to buy all (but not less than all) of the Shares and all related Share Rights in the JV Company from another JV Member (the "Other Party") specifying the offered purchase price and other major terms, warranties, provisions and conditions of such proposed purchase (the "Offer Terms"). Neither the JV Company nor any Relative nor other Affiliate of a JV Member may be either the proposed purchaser or the Offering Party). The Other Party shall have a right to either (i) accept the offer and sell all of its Shares on the Offer Terms, or (ii) agree to buy and purchase the Offering Party's Shares on the Offer Terms, by giving Selling Party a written notice of its election to make such sale or purchase (as applicable) within sixty (60) days from its actual receipt or refused delivery of Selling Party's notice (the "Election Period"). If both Other Parties so elect to purchase, their purchase shall be pro rata in proportion to their respective Share ownership or as they may otherwise mutually agree in writing. The Offering Party purchasing shares from an Other Party electing to sell, or the Other Party electing to purchase, the applicable Shares pursuant to this subsection (b) shall complete its purchase on the Offer Terms within sixty (60) days after its election to do so (as extended, the "Closing Period") If no Other Party elects within the Election Period to purchase the applicable Shares from the Offering Party on the Offer Terms, or if the applicable Other Party does not complete its election to purchase the applicable Shares during the Closing Period, the Offering Party may purchase the Shares of the Other Party on the Offer Terms during the sixty (60) day period following the end of Election Period or Closing Period, as applicable.

(c)       Consolidation Call Right. In the event that SPAR owns or will own less than 51% of the outstanding Shares (other than through any voluntary transfer of Shares by it), or SPAR has been advised by the SGRP Auditor, its counsel or any governmental authority that SPAR needs to increase its percentage ownership of the Shares (and thus its voting and economic interests) in the JV Company to greater than 51% to assure the continued consolidation of the JV Company with the other SGRP Companies, SPAR shall have the right to acquire Shares and all related Share Rights from the INVESTORS in the amount necessary for SPAR to maintain or increase (as applicable) its percentage ownership (the "Call Shares") by giving the Investors a written offer to buy all of the Call Shares. The purchase price for the Call Shares shall be equal to the product of (i) the Purchase Price under (and as defined in) the QPA, as adjusted, times (ii) the percentage of the total outstanding Shares represented by such Call Shares (expressed as a decimal (i.e., "0.xxx"). If there is more than one INVESTOR, their sale prices shall be pro rata in proportion to their respective Call Share ownership or as they may otherwise mutually agree in writing. SPAR shall complete its purchase within sixty (60) days after its election to do so (as extended, the "Closing Period").

(d)       General Provisions. The Parties shall cooperate in documenting and closing each such purchase and sale of all of the Shares or Call Shares (as applicable) under this Section or Shares under Section 31 held by the Offering Party, Selling Party, Other Party or breaching Party, as applicable, and each JV Member shall be entitled to reasonable extensions of the Closing Period, provided that the Closing Period does not exceed 120 days in total. At such closing: the purchasing Party shall pay to the selling Party the purchase price in cash, the selling Party shall transfer the applicable Shares and all related Share Rights to the purchasing Party, and each Party shall sign any amendment to its Governing Documents or governmental filing necessary or desirable to evidence or effectuate such transfer. Each selling Party hereby represents and warrants, as of the Closing, to each purchasing Party that all such Shares and all Related Rights are owned beneficially and of record by the selling Party and are free and clear of any and all claims, liens and other encumbrances.

31.	Optional Dissolution on Termination.

If the JV Term or this Agreement is terminated, ends or is no longer in effect, SPAR shall have an option (in its discretion and without limitation of any other right or remedy), exercisable by written notice to each other Party, to take each and every action that SPAR may deem necessary or desirable to have the JV Company dissolved.

32.	Default, Termination, Effect of Termination and Survival of Certain Provisions

(a)       A JV Member will be in default under this Agreement upon the occurrence and during the continuance of any of the following, whether in whole or in part (each a "Default"):

(i)	any representation made by such JV Member in this Agreement shall prove to have been false or misleading in any material respect when actually or deemed made or furnished;

(ii)

any default by such JV Member shall occur in the due observance, performance or satisfaction of part of Section 23, 25, 29, 30 or 35 of this Agreement in any respect, or any other provision of this Agreement or any other JV Governing Document in any material respect, and such default shall continue for a period of twenty (20) business days after the earlier of such JV Member receives notice or obtains knowledge of both the event and the consequential default under this Agreement, provided, however, that if such default did not result from an intentional act or omission of such JV Member and is capable of being cured, such JV Member gave each other JV Member and the JV Company the written notice required by subsection (b), and upon learning or receiving notice of that default such JV Member commenced and proceeded diligently in good faith to cure such default, then such period instead shall be sixty (60) days;

(iii)

such JV Member shall fail to, be unable to or otherwise not generally pay its debts as they become due, make an assignment for the benefit of its creditors, petition or apply for or consent to the appointment of a receiver, trustee, assignee, custodian, sequestrator, liquidator or similar official for itself or any of its assets and properties, commence a voluntary proceeding seeking to take advantage of any present or future Applicable Law respecting bankruptcy, reorganization, insolvency, readjustment of debts, relief of debtors, dissolution or liquidation, file any answer or other document admitting or failing to contest the material allegations of a petition or other document submitted against such JV Member in any proceeding, be adjudicated a bankrupt or insolvent, or act in any way to effectuate, approve, consent or support any of the actions or events described in this subsection;

(iv)

any case, proceeding or other action shall be commenced, or any order, judgment or decree shall be entered by any court of competent jurisdiction, against such JV Member for anything specified in clause (iii) of this subsection (a), or any receiver, trustee, assignee, custodian, sequestrator, liquidator or other official shall be appointed with respect to such JV Member or all or a substantial part of its assets and properties, and any of the foregoing involuntary actions shall not be vigorously contested in good faith by such JV Member and shall continue unstayed and in effect for any period of 60 consecutive days; or

(v)	any seizure, levy, attachment, distraint, loss, destruction, termination, foreclosure or other material impairment shall occur with respect to all or any material part of such JV Member's Shares.

(b)       Each JV Member shall give the other JV Members and the JV Company prompt written notice if and when such JV Member learns that an event has occurred or a circumstance exists and such JV Member determines that such event or circumstance would be reasonably likely to be a Default (with or without notice, knowledge or lapse of time, as applicable) by such JV Member hereunder (other than learning thereof through notice from another JV Member).

(c)       In the event any JV Member is in Default and such Default shall not have been corrected by the defaulting Party within the cure period (if any) specified in subsection (a), above, the remaining non-defaulting JV Members may together (with their mutual written agreement) terminate the JV Term or this Agreement (or both) by written notice to the JV Member in Default and the JV Company with a copy to the Licensor under the JV License, provided that no notice under this Agreement is required to be given to any person to the extent giving such notice to that person is prohibited by applicable bankruptcy law or other Applicable Law.

(d)       Upon or the resignation or termination of the employment of JDM as the JV Company's CEO, if the JV Company has not located a replacement CEO acceptable to SPAR (in its discretion) within the immediately following 60 days, SPAR also shall have the right (exercisable in its discretion) to terminate the JV Term or this Agreement (or both) by written notice to the other JV Members and the JV Company with a copy to the Licensor under the JV License, provided that no notice under this Agreement is required to be given to any person to the extent giving such notice to that person is prohibited by applicable bankruptcy law or other Applicable Law.

(e)       The Parties and JV Company specifically acknowledge and agreed that: (i) the cancellation, termination or end of the JV Term or this Agreement shall not affect the performance of any continuing obligations of any Party hereunder; and (ii) Sections 34 through 48, Exhibit A and the other definitions and general provisions in this Agreement, as well as those provisions that on their face or by the nature are reasonably intended to survive, shall each survive the cancellation, termination or end of this Agreement and continue in full force and effect until the expiration of the five (5) year period, or the applicable statute of limitation period, immediately following such cancellation, termination or end, whichever occurs first. However, except as otherwise provided in Section 31, the JV Company, JV By-Laws and JV Shares shall survive and continue in full force and effect after, and shall not be in any way affected by, the cancellation, termination or end of the JV Term or this Agreement.

33.	JV License Termination.

Unless the Parties thereto consent otherwise in writing, the License Term under (and as defined in) the JV License shall automatically terminate, and the JV Company shall immediately cease using the name "SPAR" and its derivatives and all Licensed Rights under (and as defied in) the JV License, if for any reason: (a) SPAR (or another member of SPAR Group other than JV Company) no longer holds at least 51% of the Shares; or (b) this Agreement is terminated, ends or is no longer in effect. The JV Company also shall immediately cease using the name "SPAR" and its derivatives and all Licensed Rights under (and as defied in) the JV License if for any reason the JV License is terminated, ends or is no longer in effect

ARTICLE IX: CONFIDENTIALITY, NON-SOLICITATION, INDEMNIFICATION, ETC

34.	Confidential Information

(a)       From time to time each Party may disclose (in such capacity, the "Disclosing Party") certain Confidential Information not available to the general public with respect to itself and its subsidiaries and Affiliated entities (including such Disclosing Party, each a "Discloser") to any other Party (a "Receiving Party"), or the Receiving Party, its subsidiaries and Affiliates and their respective Representatives (each a "Receiver") may otherwise receive Confidential Information respecting a Discloser, for use in connection and accordance with this Agreement, but no Discloser is selling or licensing any of its Confidential Information to any other Party, and no sale or license shall be inferred or implied as a result of the provision of any Confidential Information by a Discloser, except for the Receiver's limited personal right to use such information during the Restricted Period as expressly provided in this Section. Except as otherwise provided in this Agreement, each Receiver shall: use the Discloser's Confidential Information only in its performance under and in accordance with this Agreement; hold the Discloser's Confidential Information in the strictest confidence (using safeguards substantially similar to those used by the Receiving Party respecting its own Confidential Information); not disclose, publish or otherwise reveal, impart, deliver, exploit or use any such Confidential Information in any manner whatsoever; shall use reasonable precautions to assure that all Confidential Information are properly protected and kept from all unauthorized persons; and not disassemble, decompile, reverse engineer, alter, maintain, enhance or otherwise modify any Proprietary Information or other similar Confidential Information that is provided to it by any other Party. "Restricted Period" shall mean the JV Term plus the five (5) year period immediately following the termination or end of the JV Term.

(b)       A Receiver may provide Confidential Information (A) in connection with any proceeding under or relating to the enforcement of a Party's rights under this Agreement, (B) to the extent required by any judicial process, government order or requirement, or anti-trust, securities, tax or other Applicable Law, and the potential discloser shall give the Disclosing Party prompt notice thereof (other than respecting any disclosure required by applicable anti-trust, securities, tax or similar Applicable Law), (C) to other related Receivers who have a reasonable need for such information, (D) to their accountants, attorneys, financiers and other advisers to the extent they have a reasonable need for such information and are bound by similar confidentiality obligations, (E) to or for a retailer (directly or through any Representative) to the extent pertaining to such retailer, the goods or services it offers or any service that has been or will be performed at such retailer's locations, (F) to or for a provider of goods or services (directly or through any Representative) to the extent pertaining to such provider, the goods or services it provides or any service that has been or will be performed in respect of such goods or services, and (G) in accordance with this Agreement or any other applicable written agreement among the Parties. In any event, a Receiving Party shall be responsible for any breach of this Agreement by any of its own Receivers.

(c)       Each Receiving Party acknowledges and agrees that damages at law will be an insufficient remedy to the Discloser in the event that any of the violation of these confidentiality provisions, and accordingly, in addition to any other rights or that may be available to it, the Discloser also shall be entitled to obtain injunctive or similar equitable relief to enforce these confidentiality provisions against each applicable Receiver in any court of competent jurisdiction. In any such enforcement proceeding, no Receiver shall raise, and each Receiver hereby expressly waives, the defense that an adequate remedy at law exists.

35.	Limits on the INVESTOR's Ability to Compete, Solicit, Interfere, Etc.

Each INVESTOR acknowledges, understands and agrees the JV Company and other SGRP Companies have made extensive efforts to cultivate and maintain relationships with their respective customers will be at a competitive disadvantage and suffer substantial damage if any INVESTOR attempts during the Restricted Period to redirect those customer relationships to, or establish new or replacement relationships with such customers on behalf of, in whole or in part, any INVESTOR, any business, enterprise, entity or other person that competes for or with the projects, products, services or business of the JV Company or any other SGRP Company (each a "Competitor"), including (without limitation) any Merchandising Services within the Territory, or any other person (other than any SGRP Company). Accordingly, each INVESTOR agrees that during the Restricted Period, such INVESTOR will not, directly or indirectly, on behalf of such INVESTOR, any other INVESTOR, any Competitor or any other person (other than any SGRP Company):

(a)

work for, with or on behalf of, or engage, participate or have any other investment (other than investments in publicly traded shares of a Competitor that total less than 1% of the public float in such shares) or interest in any Competitor,in the Territory;

(b)

market to or solicit business from any customer of the JV Company or any other SGRP Company for which such INVESTOR or the JV Company, during the five (5) year period preceding the end of the JV Term, (1) performed any project, work or service for, supplied any product or services to or had any other business relationship or interaction with such customer or its Affiliate or (2) made any proposal, presentation, offer or other solicitation for any such business to such customer or its Affiliate,in the Territory;

(c)

solicit to employ or employ or otherwise directly or indirectly engage or retain any of the officers, employees or consultants of the JV Company or any other SGRP Company, interfere in any way with the relationships of the JV Company or any other SGRP Company with any of its creditors, customers or suppliers, in each case including (without limitation) soliciting or inducing any such person to sever any such existing relationship,in the Territory;

(d)

advise, work, consult or comment on any claim, investigation, arbitration, action, suit or proceeding by any business, enterprise, entity or other person (other than such INVESTOR) against the JV Company or any other SGRP Company, other than as compelled by any Third Party under Applicable Law,in the Territory;

(e)	libel, slander or otherwise materially disparage the JV Company, any other SGRP Company or any of their respective Representatives; or

(f)	offer or agree to or cause or assist in any of the foregoing.

36.	Mutual Indemnification

(a)       Each JV Member (an "Indemnifying Party") at its own expense shall, upon written demand from the other applicable JV Member, indemnify, reimburse, hold harmless and defend such other JV Member, its applicable parent companies, subsidiaries and other Affiliates and their respective Representatives (including such other Party, each an "Indemnified Person"), from and against any and all Claims, and any and all Losses related to any Claim or the enforcement of this indemnification provision, that may be imposed upon, incurred by or asserted against any Indemnified Person to the extent (and in the proportion) such Claims and Losses in any way arise out of or relate to: (i) any breach of this Agreement or the JV License by the Indemnifying Party (in any capacity) or any of its Representatives; (ii) any infringement or violation of any civil, privacy, contractual, property or other rights by the Indemnifying Party (in any capacity) or any of its Representatives in connection with this Agreement or the business of the JV Company; or (iii) any other act or omission by the Indemnifying Party (in any capacity) or any of its Representatives under or in connection with this Agreement or the business of the JV Company constituting bad faith, negligence, fraud, tort or willful misconduct or for which liability is imposed by Applicable Law without regard to intent or fault, as such are finally determined pursuant to Applicable Law, including (without limitation) those acts or omissions contributing to any death or other injury to any person or to any property damage or destruction; in each case excluding Claims and Losses to the extent (and in the proportion) attributable to any act or omission by any Indemnified Party (in any capacity) or any of its Representatives under or in connection with this Agreement or the operation of the JV Company constituting bad faith, negligence, fraud, tort, willful misconduct or a violation of Applicable Law or this Agreement or for which liability is imposed by Applicable Law without regard to intent or fault, as such are finally determined pursuant to Applicable Law.

(b)       The Indemnifying Party's obligations under this indemnification Section are conditioned and contingent upon the Indemnified Person(s) (or its or their Representative) providing (A) prompt written notice to the Indemnifying Party of any actual or overtly threatened Claim covered by this indemnification provision (a "Covered Claim") and (B) reasonable cooperation in the investigation, defense and resolution of such Covered Claim. The defense of any Covered Claim shall be conducted by competent counsel employed by the Indemnifying Party and approved by the other Party on behalf of the Indemnified Persons, which approval shall not be unreasonably delayed, conditioned or withheld. Each Indemnified Person will be entitled, at its own cost and expense (which shall not constitute indemnified Losses under any circumstance), to retain counsel of its own choosing and participate in such defense.

(c)       None of the Indemnifying Party and the applicable Indemnified Persons (each a "Covered Person") shall agree, enter into or consent to the entry of any judgment or order, compromise or settlement in any Covered Claim (each a "Claim Disposition") without the written consent of each other Covered Person, which consent shall not be unreasonably delayed, conditioned or withheld (in light of all factors of reasonable importance to such person). Without limiting any other reasonable reason for rejection, any Covered Person may reasonably reject any proposed Claim Disposition if it (A) requires any payment or performance of any kind or nature by such person other than mutual releases and such person's payment of the Losses (if any) required by the Claim Disposition and this Agreement, (B) does not expressly release such person from all further or other Losses or involvement respecting the Covered Claim, (C) does not provide for the dismissal with prejudice of such Covered Claim in respect of such person, or (D) could reasonably be expected to require any future payment or performance by or otherwise materially and adversely affect such person (other than the releases and required payments described in clause (A) above). The Indemnifying Party shall not be liable for any Losses in excess of any settlement amount unreasonably rejected by the applicable Covered Person(s) and all related Losses of defending the Covered Claim incurred after the settlement date unreasonably rejected. Any Losses that the Indemnifying Party shall become obligated to pay to an Indemnified Person under this indemnification provision shall be reduced by the amount of all applicable net insurance proceeds that such person will have received in connection with such Losses.

ARTICLE X: GENERAL PROVISIONS

37.	Mutual Representations and Warranties

Each Party represents and warrants to and covenants and agrees with each other Party that: the sole relationship under this Agreement between the Parties hereto is that of an arms-length independent founders of the JV Company and investors in and holders of the Shares; this Agreement does not (and shall not be deemed or construed) to assign to or impose on any Party, or otherwise create, any joint venture (other than the JV Company pursuant to the JV Governing Documents), franchise, partnership, trust, agency or other advisory, employment or fiduciary relationship in favor or for the benefit of each other Party, any of its Representatives or any other person, give any Party any entitlement, right, power or authority to bind any other Party or incur any obligation or liability on behalf of any other Party, or except as otherwise expressly provided in this Agreement, limit or otherwise affect the right, power, authority or discretion of any Party to deal with any other persons or pursue any and all other business opportunities whatsoever (whether involving the same or other products or services) or to conduct its business in such manner as it may choose; it has independently and fully reviewed and evaluated this Agreement, the obligations and transactions contemplated under this Agreement and the potential business, financial and other effects of such obligations and transactions on it and its Affiliates, and it shall continue to do so; it has and shall maintain full and unrestricted power, authority and legal capacity, it has been and shall continue to be duly authorized and empowered, it has obtained and shall maintain all qualifications, authorizations, approvals and waivers, and it has satisfied and shall continue to satisfy all other applicable legal, governance and contractual requirements, in each case to the extent necessary to make this Agreement enforceable against it and to perform its obligations hereunder; it has duly authorized and empowered each person signing this Agreement or acting hereunder on its behalf to do so, and this Agreement is enforceable against it in accordance with its express provisions; and it is acting on its own behalf, it is properly identified with its correct and complete legal name and (to the extent referenced) its jurisdiction of organization and principal place of business, and it shall promptly inform each other Party of any change in such legal name, organizational jurisdiction or principal place of business.

38.	Force Majeure

No Party shall be liable to any other Party for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by any "force majeure" as defined in the Brazilian Civil Code or by any riots, civil commotions, wars, hostilities between nations, terrorism, governmental laws, orders or regulations, embargoes, actions by the government or any agency thereof, acts of God, storms, fires, accidents, strikes, sabotages, explosions, internet or other infrastructure disruption, or other contingencies, circumstances or events beyond the reasonable control of the respective Parties.

39.	Notices

All default, termination, legal or other notices and communications given or made in accordance with or in connection with this Agreement shall be made in writing and may be given either by (i) personal delivery, (ii) overnight courier, (iii) certified or express mail, return receipt requested, if properly posted, with postage fully prepaid or for the account of the sender, in an envelope properly addressed to the respective Parties at the address set forth below in this Agreement. A Party may change address or related information by giving written notice in the above manner to each other Party. Any notice, report or other communication shall be deemed to have been delivered when actually received or refused, but if it is received other than during the recipient's regular business hours, it shall be deemed to have been delivered on the following business day.

40.	Successors and Assigns, Assignment, No Third Party Beneficiaries

All representations, warranties, covenants and other agreements made by or on behalf of each Party in this Agreement shall be binding upon the heirs, successors, assigns and legal representatives of such Party and shall inure to the benefit of the heirs, successors, assigns, and legal representatives of each other Party. However, each Party agrees that it will not assign this Agreement or Transfer any of its Shares or Share Rights to any other person except as provided in and in compliance with Sections 29, 30 or 31 of this Agreement. The provisions of this Agreement are for the exclusive benefit of the Parties hereto, and, except as otherwise expressly provided herein with respect to a Party's Affiliates and their Representatives (e.g., indemnification), no other person, including creditors of any Party, shall have any right or claim against any Party by reason of any of those provisions or be entitled to enforce any of those provisions against any Party.

41.	Severability

In the event that any provision of this Agreement shall be determined to be superseded, invalid, illegal or otherwise unenforceable (in whole or in part) pursuant to Applicable Law by a court or other governmental authority having jurisdiction, the Parties agree that: (a) any such authority shall have the power, and is hereby requested by the Parties, to reduce or limit the scope or duration of such provision to the maximum permissible under Applicable Law or to delete such provision or portions thereof to the extent it deems necessary to render the balance of such Agreement enforceable; (b) such reduction, limitation or deletion shall not impair or otherwise affect the validity, legality or enforceability of the remaining provisions of this Agreement, which shall be enforced as if the unenforceable provision or portion thereof were so reduced, limited or deleted, in each case unless such reduction, limitation or deletion of the unenforceable provision or portion thereof would impair the practical realization of the principal rights and benefits of either Party hereunder; and (c) such determination and such reduction, limitation and/or deletion shall not be binding on or applied by any court or other governmental authority not otherwise bound to follow such conclusions pursuant to Applicable Law.

42.	Governing Law

This Agreement, all matters related hereto and all disputes hereunder shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil without reference to conflict of law provisions that would defer to the substantive laws of another jurisdiction.

43.	Consent to Arbitration and Jurisdiction, Etc.

(a)       Submission to Arbitration. Any dispute among the Parties in relation to this Agreement that cannot be amicably resolved by the Parties within thirty (30) days shall be submitted to arbitration, in accordance with Law 9307 of 1996, by the Centro Arbitral da C®mara de Comercio Brasil-Canadá (the "Arbitration Center"), which is hereby elected to conduct the arbitration procedure. The arbitration shall be conducted in São Paulo-SP and shall follow the rules of the Arbitration Center then in effect.

(b)       Summary Arbitration Procedure. In cases where the matter in dispute does not exceed R$400,000, the arbitration decision shall be granted by only one (1) arbitrator appointed by mutual agreement of the parties within seven (7) days from the notice from the Arbitration Center. In the event the parties are unable to appoint the arbitrator within such term, the President of the Arbitration Center will make the appointment. The arbitrator shall be fluent in Portuguese and English and the arbitration procedure shall be conducted in Portuguese. The parties hereby agree that the arbitrator shall necessarily be experienced in mergers and acquisitions transactions as a requirement for his or her appointment.

(c)       Ordinary Arbitration Procedure. In cases where the matter in dispute exceeds R$400,000, the arbitration decision shall be granted by three (3) arbitrators. Each party shall appoint one arbitrator and such appointed arbitrators shall select the third arbitrator, who shall act as the President of the arbitration panel. Such appointments shall be made within the terms and in accordance with the rules of the Arbitration Center and any arbitrator not appointed or not appointed within such terms will be appointed by the President of the Arbitration Center. Each of the arbitrators shall be fluent in Portuguese and English and the arbitration procedure shall be conducted in Portuguese. The parties hereby agree that each of the arbitrators shall necessarily be experienced in mergers and acquisitions transactions as a requirement for his or her appointment.

(d)       Directions to Arbitrator(s). The Parties hereby instruct and direct the arbitrator to determine each claim or severable part thereof in accordance with the provisions of this Agreement (and U.S.GAAP to the extent required by this Agreement, except as otherwise provided herein), on the basis of supportable quantifiable calculations in the case of any accrual, reserve or other amount, and the arbitrator(s) shall not "split the difference" or use similar allocation methods. No lost profits, consequential, punitive or similar damages shall be awarded by the arbitrator(s). Discovery will be strictly limited to documents of the Parties specifically applicable to the claims, excluding, however, those items protected by attorney/client, accountant or other professional or work product privilege (which the Parties hereby agree have not been waived by the Parties hereto or other applicable persons). No depositions, interrogatories or other prescreening of Party or its Representatives or any expert witnesses will be permitted in any arbitration. The arbitrator(s) shall render a decision and award within sixty (60) days after the commencement of the arbitration. Such decision and award shall be in writing (in both English and Portuguese), shall be delivered to each Party and shall be conclusive and binding on the Parties.

(e)       Costs of the Arbitration. All costs and expenses of the arbitration procedure, including the arbitrators' fees, will be paid by the non-prevailing party. In the event the arbitration award benefits both parties, such costs and expenses will be paid in the proportion determined in such award.

(f)       Exclusive Remedy, Except for Injunctive or Other Provisional Relief. The dispute resolution procedures specified in this Section 43 shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement; provided, however, that either party may seek preliminary injunctions or other provisional judicial relief that may be necessary in the case of absolute and urgent necessity, or for the compulsory installation of the arbitration procedure. In such cases, the injunction or relief shall be sought exclusively in the State Courts of the District of São Paulo, State of São Paulo, Brazil, with express waiver of any other, no matter how privileged. Even in instances where a provisional judicial relief has been obtained, the merits of the matter in dispute will always be decided through the arbitration procedure.

(g)       Parties in Arbitration. For purposes of this Section 43, in all cases there will be only two (2) parties to any arbitration. In cases where more than two (2) parties are involved in the procedure, each party shall join one or more of the other parties, as determined by their common interests, for purposes of appointing arbitrators and conducting the arbitration procedure.

44.	Mutual Waivers and Cumulative Rights

Any waiver or consent respecting this Agreement shall be effective only if in writing and signed by the required Parties and then only in the specific instance and for the specific purpose for which given. No waiver or consent shall be deemed (regardless of frequency given) to be a further or continuing waiver or consent. No voluntary notice to or demand on any Party in any case shall entitle such Party to any other or further notice or demand. Except as expressly provided otherwise in this Agreement, (a) no failure or delay by any Party in exercising any right, power, privilege, interest or entitlement hereunder shall operate as a waiver thereof, (b) no single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, privilege, interest or entitlement, and (c) the rights, powers, privileges, interests and entitlement under this Agreement shall be cumulative, are not alternatives, and are not exclusive of any other right, power, privilege, interest or entitlement provided by this Agreement or Applicable Law.

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45.	English Language; U.S. Currency.

Each Party acknowledges and agrees that the Parties have expressly required, and each Party hereby expressly agrees, that this Agreement and all related documents be drafted in the English language and this Agreement and certain related documents also be drafted in the Portuguese language. The Parties further acknowledge and agree that the final signed English language version of this Agreement must prevail and be used to interpret, exercise or enforce any of the rights, representations, warranties, covenants agreements or other obligations or any of the powers, privileges, remedies, interests and entitlements of any Party or beneficiary under this Agreement. All references in this Agreement to dollars ($) shall mean U.S. Dollars unless otherwise specified, and shall include the equivalent amount in Reaisas converted at the relevant time pursuant to the then applicable PTAX rate, as then most recently published by the Brazilian Central Bank.

46.	Registration of Agreement; All Waivers Intentional, Etc.

This Agreement shall be filed at the head office in Brazil of the JV Company pursuant to the provisions of the Brazilian Corporation Law, and the JV Company shall abide by, and cause compliance with, its provisions. Each express waiver, release, relinquishment or similar surrender of rights (however expressed) made by a Party in this Agreement has been absolutely, unconditionally, irrevocably, knowingly and intentionally made by such Party.

47.	Amendments

This Agreement (i) may not be supplemented, modified, amended, restated, waived, extended, discharged, released or voluntarily terminated orally, and (ii) may only be supplemented, modified, amended, restated, waived, extended, discharged, released or voluntarily terminated in a writing signed by all of the Parties hereto, provided, however, that the JV Company shall not be considered a Party for the purposes of this sentence and it shall be bound by any writing signed by the INVESTORS and SPAR.

48.	Entire Agreement

Each Party acknowledges and agrees that, in entering into this Agreement, it has not directly or indirectly acted or relied upon any representation, warranty, promise, assurance or other agreement, understanding or information (whether written, electronic, oral, express, implied or otherwise) from or on behalf of any other Party, any of its subsidiaries or other Affiliates, or any of their respective Representatives, respecting any of the matters contained in this Agreement except for those expressly set forth herein. This Agreement contains the entire agreement and understanding of the Parties and supersedes and completely replaces all prior and other representations, warranties, promises, assurances and other agreements, understandings and information (including, without limitation, all letters of intent, term sheets, existing agreements, offers, requests, responses and proposals), whether written, electronic, oral, express, implied or otherwise, from a Party or between them with respect to the matters contained in this Agreement.

In Witness Whereof, INVESTORS and SPAR have executed and delivered this Agreement through their duly authorized signatories on the dates indicated below and intend to be legally bound by this Agreement as of the Effective Date. On the Closing Date, the JV Company shall execute, deliver and join in, and in any event the JV Company shall be deemed to have executed, delivered and joined in (through the agreements and actions of INVESTORS and SPAR herein), this Agreement through their duly authorized signatories on the date indicated below and intends to be legally bound by this Agreement as of the Effective Date.

JK Consultoria Empresarial Ltda.-ME	Earth Investments, LLC	SGRP Brasil Participações Ltda.

By:	By:	By:
Name:	Name:	Name:
Title:	Title:	Title:

Date Signed:	Date Signed:	Date Signed:

Address for Notices:	Address for Notices:	Address for Notices:
c/o SPAR Group, Inc.
333 Westchester Avenue
South Building, Suite 204 White Plains, New York 10604 ATTN: James R. Segreto, CFO
Witnesses:
1.	2.

Exhibit A

to

Joint Venture Agreement

CERTAIN DEFINED TERMS AND INTERPRETATIONS

This Exhibit A is an exhibit to and incorporated by reference into the above Agreement, as such term is referenced and defined above and referenced below. Capitalized terms used and not otherwise defined or amended in this Exhibit have the meanings respectively assigned to them elsewhere in this Agreement.

Certain Defined Terms

The following capitalized terms shall have the meanings respectively assigned to them in this Exhibit:

"Affiliate" of a referenced person shall mean (i) any subsidiary, parent or Significant Stockholder of such person, (ii) any other person directly or indirectly controlling, controlled by or under common control with the referenced person, whether through ownership, by contract, arrangement or understanding or otherwise, which shall be presumed to exist if the referenced person has more than ten percent of the equity of, profits from or voting power respecting such other person or vice versa, or (iii) any director, officer, partner, manager or other executive of or partner, member or joint venturer in such person or any Affiliate of such person, or any member of his or her immediate family (including any parent, spouse or child, wherever residing). However, INVESTORS shall not (for the purposes of this Agreement) be treated as or deemed to be an Affiliate or Representative of SPAR or the JV Company. The Affiliates of SPAR include (without limitation) the JV Company and each other SGRP Company as well as SPAR Administrative Services, Inc., and SPAR Business Services, Inc.

"Applicable Law" shall mean: (a) any Exchange Rules; (b) any Securities Law; (c) the US Internal Revenue Code, the US Employee Retirement Income Security Act or any other comparable law of any applicable jurisdiction; (d) the US Foreign Corrupt Practices Act or any other comparable law of any applicable jurisdiction; or (e) any other national, federal, state, territorial, provincial, county, municipal or other governmental or quasi-governmental treaty, law, statute, ordinance, requirement or use or disposal classification or restriction; in each case (i) including (without limitation) any and all rules and regulations promulgated under any of the foregoing and then in effect, (ii) as the same may be adopted, supplemented, modified, amended or restated from time to time or any corresponding or succeeding law or provision, (iii) whether applicable to SGRP, SPAR or the JV Company, or (iv) whether of the U.S.A., the Territory or otherwise.

"Claim" shall mean any claim, demand, action, case, suit or proceeding of any kind, nature or description (whether administrative, judicial or otherwise).

"Confidential Information" shall mean any and all proprietary or other confidential documents, information, materials or records not available to the general public respecting (among other things) any Discloser's agreements, assets, business, clients, concepts, condition, controversies, copyright, costs, customers, data, designs, discoveries, events, expenses, finances, ideas, improvements, income, instructions, Intellectual Property, inventions, know-how, layouts, liabilities, management, merchandisers, methods, operations, patents, payroll, performance, personnel, plans, practices, prices and pricing, products, programs, proposals, prospects, relationships, services, software, source code, strategies, suppliers, systems, taxes, techniques, technology, templates, trademarks, trade names, trade secrets, vendors, web site, work product or other proprietary or confidential property, rights or information, whenever acquired, created or existing. "Confidential Information" may be in written, electronic or other form and shall include (without limitation) any and all similar documents, information, materials or records pertaining to any current, former or potential client, customer, retailer, vendor or employee or any other person (including, without limitation, any applicable provider or retailer of goods or services) where a Discloser is bound by a similar confidentiality obligation to such person. However, "Confidential Information" does not include anything that: (1) is already in or enters the public domain or is or becomes otherwise available to the public through no breach of this Agreement; (2) prior to receipt from a Discloser was already known to or held by any Receiver (as reasonably provable by its records); (3) was acquired or received from a Third Party unless the Receiver actually knew at the time that such Third Party was prohibited from making such transfer or disclosure; or (4) is subsequently learned or developed independently by a Receiver (as provable by its records). For clarity, (A) no Party is required to disclose any Confidential Information it possesses respecting any other person without such person's consent, (B) data that could be reacquired without breach of this Agreement is not the "Confidential Information" of either Party, and (C) the existence and generic nature of any business between the Parties is not the "Confidential Information" of either of them. For the purposes of this Agreement, the Confidential Information of Owner, Licensor and SPAR each includes (without limitation) any and all Intellectual Property and other Confidential Information of each SGRP Company, including the JV Company (i.e., Owner, Licensor and SPAR shall be deemed to co-own the JV Company's own Confidential Information with the JV Company). However, the JV Company's Intellectual Property or other Confidential Information does not include any Intellectual Property (other than the Licensed Rights) or other Confidential Information of any SGRP Company other than the JV Company's own Confidential Information.

"Exchange Rules" shall mean the charter or other organizational or governance document or listing or other requirements of the applicable national securities exchange or market on which SGRP's stock is listed or quoted, which currently is Nasdaq, or any other applicable self-regulatory or governing body or organization, and the rules and regulations promulgated thereunder, as the same may be adopted, supplemented, modified, amended or restated from time to time or any corresponding or succeeding law or provision.

"Intellectual Property" shall mean any and all names, trademarks, trade names, trade dress, service marks, insignias, designs, artwork, logos, copy, works of authorship, domain names, software, source code, inventions, ideas, concepts, techniques, improvements, developments, trade secrets, other intellectual property, and similar intangible property, deliverables or work product, or any and all entitlements, rights, licenses, privileges or interests in or to any such property, in each case (i) worldwide, (ii) whether now or hereafter existing, acquired, created, developed or improved, (iii) whether owned, licensed or otherwise held or used individually, exclusively or otherwise, (iv) whether or not existing, acquired, created, developed or improved in connection herewith, and (v) whether or not capable of being registered, copyrighted, patented or similarly protected. For the purposes of this Agreement, the Intellectual Property of Owner, Licensor and SPAR each includes (without limitation) any and all Intellectual Property of (i) the JV Company (as more fully provided in the JV License), and (ii) each other SGRP Company. However, the JV Company's Intellectual Property does not include any of Intellectual Property (other than its rights as the licensee of the Licensed Rights) of any SGRP Company.

"IGC" shall mean The Interpublic Group of Companies, Inc., a Delaware corporation currently having its headquarters at 909 Third Avenue, New York, New York 10022, U.S.A.

"Losses" shall mean any and all losses, liabilities, damages, judgments, settlements, penalties, fines, costs and expenses of every kind, nature or description, including (without limitation) court costs and the reasonable fees, expenses and disbursements of attorneys, paralegals and other professionals.

"Merchandising Services" shall mean the various merchandising and other marketing services from time to time provided by any of the SGRP Companies (whether directly or through its subcontractors), including (without limitation) product, shelf, display and support services (whether scheduled, special, project, individual or otherwise), in-store event and staffing, product sampling, demonstrations, instruction and assistance, sales assistance and staffing, inventory distribution and management, audit services, technology services, and design, development, research, analysis and consulting services, in each case whether performed in stores, warehouses, offices, homes or elsewhere, whether performed for retailers, distributors, manufacturers or others, whether performed by or for the SPAR Group in the United States of America, Canada, Mexico, China, Japan, Australia, South Africa or India or elsewhere, and whether or not utilizing all or any part of the SGRP Intellectual Property or other SGRP Confidential Information.

"New Momentum Company" shall mean either, and "New Momentum Companies" shall mean both, as the context may require or permit, of (a) New Momentum Ltda., a company organized and existing under the laws of Brazil and enrolled with the Brazilian Internal Revenue Service under CNPJ/MF No. 04.285.644/0001-24 ("NML"), and (b) New Momentum Serviços Temporários Ltda., a company organized and existing under the laws of Brazil and enrolled with the Brazilian Internal Revenue Service under CNPJ/MF No. 02.859.937/0001-42("NMST"), with NML and NMST each currently having its headquarters at Rua Araporé, 655, 1º andar, city of São Paulo, State of São Paulo, Brazil.

"NM Governing Document" shall mean the filed articles of association of each New Momentum Company, each other governing document of the applicable New Momentum Company, the SGRP Policies, and this Agreement, as each be supplemented, modified, amended, restated or replaced from time to time in the manner provided herein

"QPA" shall mean the Quota Purchase Agreement entered into in September 2016, by and among the QPA Sellers and the Company, pursuant to which the Company is acquiring all of the equity ("quotas") in and issued by the New Momentum Companies, as the same may be supplemented, modified, amended, restated or replaced from time to time in the manner provided therein.

"QPA Guaranty" shall mean the QPA Guaranty Agreement dated as of September 2016, by and among the QPA Sellers and IGC, as Guarantors, and the Company and the New Momentum Companies, as beneficiaries, as the same may be supplemented, modified, amended, restated or replaced from time to time in the manner provided therein.

"QPA Seller" and "QPA Sellers" shall respectively mean any and all of (a) Interservice Publicidade Sociedade Ltda., a company organized and existing under the laws of Brazil, enrolled with the Brazilian Internal Revenue Service under CNPJ/MF No. 46.546.669/0001-84, and currently having its headquarters at Rua Loefgren, 2527, 1º subsolo, city of São Paulo, State of São Paulo, (b) Momentum Promoções Ltda., a company organized and existing under the laws of Brazil, enrolled with the Brazilian Internal Revenue Service under CNPJ/MF No. 02.767.700/0001-31, and currently having its headquarters at Rua Araporé, 655, 1º andar, city of São Paulo, State of São Paulo, and (c) IPG Nederland B.V., a company organized and existing under the laws of the Netherlands, enrolled with the Brazilian Internal Revenue Service under CNPJ/MF No. 09.586.562/0001-33, and currently having its headquarters at Herikerbergweg, 238, Luna ArenA, CEP 1101CM, Amsterdam, Netherlands. For clarity, the QPA Sellers are the "Sellers" under (and as defined in) the QPA, and the QPA Sellers and IPG are the "Guarantors" under (and as defined in) the QPA Guaranty.

"Relative" (and "related" and other variations) means any person who is related by blood, marriage, adoption, convention, law or similar relationship with a referenced person. A referenced person's relatives include (without limitation) his or her spouse, any mother, father, grandmother, grandfather, sister, brother, daughter, son, or other descendent of the referenced person or his or her spouse, or any of their respective spouses or descendants, in each case whether related by blood, marriage, adoption, law or otherwise and including (without limitation) "step" relationships (stepfather, stepmother, stepchild and the like) and "in-law" relationships (mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law and the like). A Relative also shall be deemed to include (for the purposes of this Agreement and the SGRP Ethics Code only) any Person (other than a Relative) who is in a "close personal relationship" with the referenced person, meaning any established romantic or sexual relationship or domestic partnership with or residence in the same household as the referenced person.

"Representative" shall mean any shareholder, partner, member, director, executive, manager, officer, employee, contractor or subcontractor (in each case excluding a Party in the case of any other Party and excluding both Parties in the case of a Third Party), attorney, agent or other representative of the referenced person or any of its subsidiaries or other Affiliates; provided, however, that JV Company and INVESTORS shall not be deemed or construed to be a Representative of SPAR or SPAR Group, or vice versa, and no Representative of a Party shall be deemed or construed to a Representative of any other Party unless a person has expressly been made a director, officer or employee of both Parties.

"SEC" shall mean the U.S. Securities and Exchange Commission.

"Securities Law" shall mean the U.S. Securities Act of 1933, the U.S. Securities Exchange Act of 1934, the U.S. Sarbanes-Oxley Act of 2002, any "blue sky" or other applicable U.S. federal or state securities law, or any other comparable law of any applicable jurisdiction, as amended, and any and all rules and regulations promulgated thereunder and then in effect.

"SGRP Audit Committee" shall mean the Audit Committee of the Board Directors of SGRP.

"SGRP Auditor" shall mean, for a particular period, the principal independent registered public accounting firm selected by SGRP and approved by the SGRP Audit Committee to audit and review the financial statements of the SGRP Companies for that period. The SGRP Auditor for 2015 and 2016 is BDO USA, LLP.

"SGRP Company" shall mean SGRP or any direct or indirect subsidiary of SGRP (including SPAR and the JV Company). The subsidiaries of SGRP at the referenced date are listed in Exhibit 21.1 to SGRP's most recent Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission (a copy of which can be viewed at the Company's website (www.SPARinc.com) under the tab/sub-tab of Investor Relations/SEC Filings).

"SGRP Ethics Code" shall mean, collectively, the SPAR Group Code of Ethical Conduct for its Directors, Executives, Officers, Employees, Consultants and other Representatives Amended and Restated as of September 13, 2015, and SGRP's Statement of Policy Regarding Personal Securities Transactions in SGRP Stock and Non-Public Information, as amended and restated on May 1, 2004, and as further amended through March 10, 2011, as each may have been and hereafter may be unilaterally adopted, interpreted, supplemented, modified, amended, restated, replaced, suspended or cancelled in whole or in part at any time and from time to time in the manner provided there, all without any notice to or approval from the Investor or JV Company.

"SGRP Policies" shall mean any and all of the SGRP's internal accounting, financial and reporting principles, controls and procedures, employment policies and procedures, and corporate codes and policies (including the Ethics Code) in effect at the applicable time(s), as each may have been and hereafter may be unilaterally adopted, interpreted, supplemented, modified, amended, restated, replaced, suspended or cancelled in whole or in part at any time and from time to time by SGRP's Board of Directors or applicable Committee thereof or by the applicable authorized Executive(s) of SGRP (as defined in its By-Laws) in its or their discretion, as the case may be, all without any notice to or approval from the Investor or JV Company.

"Significant Stockholder" of a referenced entity shall mean any stockholder, member or other equity owner have a beneficial ownership of more than 5% of such entity's equity, owner's votes or economic benefits in the aggregate, either directly or through his or her Affiliate(s) or Relatives.

"Termination For Cause" shall mean any termination of the referenced person for any of the following reasons: (i) the referenced person's willful, negligent or repeated breach in any material respect of, or the referenced person's willful, negligent or repeated nonperformance, misperformance or dereliction in any material respect of any of his or her duties and responsibilities under, (A) any employment agreement or confidentiality agreement with the JV Company or any other SGRP Company, (B) the directives of the JV Board, his or her superior officer or SGRP's Audit Committee, (C) the SPAR Ethics Code, (D) the policies and procedures of the JV Company governing his or her employment or conduct, or (E) SGRP's Ethics Code or other SGRP's Policies, in each case other than in connection with any absence or diminished capacity due to illness, disability or incapacity excused by (1) SGRP's Policies, (2) the terms of his or her employment or (3) the action of the JV Board; (ii) the referenced person shall cause or (to the extent within his or her authority) suffer or permit the JV Company to breach or violate, or shall take any action that directly breaches or violates, any provision of this Agreement or the JV License that would permit its termination except to the extent cured within the applicable grace period expressly provided therein (if any); (iii) the gross or repeated disparagement by the referenced person of the business or affairs of the JV Company, any other SGRP Company or any of their Representatives that in the reasonable judgment of the JV Company or applicable SGRP Company has adversely affected or would be reasonably likely to adversely affect the operations or reputation of any such person; (iv) any resume, application, report or other information furnished to the JV Company or SGRP by or on behalf of the referenced person shall be in any material respect untrue, incomplete or otherwise misleading when made or deemed made; (v) the referenced person is indicted for, charged with, admits or confesses to, pleads guilty or no contest to, adversely settles respecting or is convicted of (A) any willful dishonesty or fraud (whether or not related to the JV Company or any other SGRP Company), (B) any material breach of any applicable securities or other Applicable Law, (C) any assault or other violent crime, (D) any theft, embezzlement or willful destruction by the referenced person of any asset or property of the JV Company, any other SGRP Company or any of their respective Representatives, customers or vendors, (E) any other misdemeanor involving moral turpitude, or (F) any other felony; (vi) alcohol or drug abuse by the referenced person; or (vii) any other event or circumstance that constitutes cause for termination of the referenced person under Applicable Law and is not described in another clause of this definition.

"Territory" means the country of Brazil.

"Third Party" shall mean any individual, business, entity or other person that is not an Affiliate of any Party, which Third Parties shall include (without limitation) any retailer or customer not Affiliated with any Party for whom or at whose locations services are being performed by or on behalf of the JV Company, and shall exclude any direct or indirect Affiliate, subcontractor or other Representative of the JV Company.

Singular and Plural Forms, Headings, No Third Party Beneficiaries, and other Interpretations.

In this Agreement: (a) the meaning of each capitalized term or other word or phrase defined in singular form also shall apply to the plural form of such term, word or phrase, and vice versa; each singular pronoun shall be deemed to include the plural variation thereof, and vice versa; and each gender specific pronoun shall be deemed to include the neuter, masculine and feminine, in each case as the context may permit or required; (b) any bold text, italics, underlining or other emphasis, any table of contents, or any caption, section or other heading is for reference purposes only and shall not affect the meaning or interpretation of this Agreement; (c) the word "event" shall include (without limitation) any event, occurrence, circumstance, condition or state of facts; (d) this Agreement includes each schedule and exhibit hereto and each SOW, all of which are hereby incorporated by reference into this Agreement, and the words "hereof", "herein" and "hereunder" and words of similar import shall refer to this Agreement (including all schedules and exhibits hereto) and the applicable statement(s) of work as a whole and not to any particular provision of any such document; (e) the words "include", "includes" and "including" (whether or not qualified by the phrase "without limitation" or the like) shall not in any way limit the generality of the provision preceding such word, preclude any other applicable item encompassed by the provision preceding such word, or be deemed or construed to do so; (f) unless the context clearly requires otherwise, the word "or" shall have both the inclusive and alternative meaning represented by the phrase "and/or"; (g) each reference to any financial or reporting control or governing document or policy of SPAR shall include those of its ultimate parent, SPAR Group, Inc., or any Nasdaq or SEC rule or other Applicable Law, whether generically or specifically, shall mean the same as then in effect; (h) each provision of this Agreement shall be interpreted fairly as to each Party irrespective of the primary drafter of such provision; and (i) the provisions of this Agreement are for the exclusive benefit of the Parties hereto, and except as otherwise expressly provided herein with respect to a Party's Affiliates and their Representatives (e.g., confidentiality, indemnification or the like), no other person (including any creditor), shall have any right or claim against any Party by reason of any of those provisions or be entitled to enforce any of those provisions against any Party.

Exhibit B

NOT APPLICABLE

Exhibit C

By-Laws

(attached)

Exhibit D

Form of JV License

(attached)

Exhibit E

Form of Management Agreement

Exhibit F

Form of High Access Non-Compete and Confidentiality Agreement

CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION AGREEMENT

This Confidentiality, Non-Solicitation and Non-Competition Agreement (as modified, amended or restated from time to time in the manner provided herein, this "Agreement") is by and between Jonathan Dagues Martins, the individual employee named below (the "Employee"), and SPAR Brasil Serviços de Tecnologia e Merchandising S.A., the SPAR Company employer named below (the "Employer").

In consideration of present or future employment by the Employer, the mutual covenants below and other good and valuable consideration (the receipt and adequacy of which is hereby acknowledged), the Employee and Employer hereby agree as follows:

1.     Introduction; SPAR Companies; Access During Employment Period; Protected Post-Employment Periods. The Employee acknowledges the importance of his or her position with the Employer and the competitive and confidential nature of the information, businesses, practices and relationships of the Employer and its affiliates (together with the Employer, each a "SPAR Company" and collectively the "SPAR Companies"). The SPAR Companies currently include (without limitation): (a) SPAR Group, Inc. ("SGRP"), and each of SGRP's direct and indirect subsidiaries (together with SGRP, each a "SGRP Company", and collectively, the "SGRP Companies"), including, without limitation, SPAR, Inc., SPAR Marketing Force, Inc., SPAR Trademarks, Inc., SPAR Canada Company, SPAR Group International, Inc., and each of the other subsidiaries listed in SGRP's most recent Annual Report on form 10-K as filed with the Securities and Exchange Commission); and (b) SPAR Business Services, Inc. (f/k/a SPAR Marketing Services Inc.), SPAR Administrative Services, Inc. (f/k/a SPAR Management Services, Inc.), and SPAR InfoTech, Inc., and each other entity (other than any SGRP Company) under the control of or common control with any of the foregoing entities, in each case whether now existing or hereafter acquired, organized or existing (each a "SPAR Affiliate"). The Employee acknowledges and agrees that during his or her employment by the Employer (the "Employment Period"), the Employee will have significant access to and be provided with information, businesses practices and relationships of the Employer and the other SPAR Companies, including (without limitation) Protected Documents and other Confidential Information (as each such term is defined below). The Employee and Employer have entered into this Agreement in order to protect (for the benefit of the Employer and the other SPAR Companies) any and all such information, business practices and relationships, both during the Employment Period and during the applicable post-employment period immediately following the Employment Period, to establish the Employer's ownership of any Developments (as defined below) made by the Employee during the Employment Period, to confirm the applicable general standards of conduct, and to adopt various provisions pertaining to the interpretation, enforcement and governance of this Agreement and other aspects of his or her employment.

2.     At Will Employment. The Employee acknowledges and agrees that: (i) this Agreement is not intended, and shall not be deemed or construed, to in any way (A) create or evidence any employment agreement, contract, term or period of any kind or nature or (B) contradict, limit or modify the "at will" nature of the Employee's employment; and (ii) except as otherwise expressly provided in any other written agreement of the Employer with the Employee, the Employee's employment is "at will" and may be modified from time to time and terminated at any time by the Employer in its discretion, for any reason or no reason whatsoever, and without any notice or benefit of any kind.

3.     Employee's Duties, Etc. The Employee shall faithfully (a) perform on behalf of the Employer all duties and services as may be assigned by any Authorized Representative and (b) observe and comply with any and all of the SGRP's internal accounting, financial and reporting principles, controls and procedures, employment policies and procedures, and corporate codes and policies (including SGRP's ethics code and securities trading policy) then in effect. "Authorized Representative" shall mean any of (i) the Board of Directors of the Employer (the "Board"), (ii) the Chairman of the Employer (the "Chairman"), (iii) any other executive officer of the Employer or (iv) any other Representative of the Employer or any SPAR Company authorized by the Board, the Chairman or any such executive officer, in each case other than the Employee. If the Employer is part of the SGRP Companies, Each reference to Employer in this Section shall be deemed to mean the Employer or SGRP. "Representative" shall mean any subsidiary or other affiliate of the referenced person or any shareholder, partner, equity holder, member, director, officer, manager, employee, consultant, agent, attorney, accountant, financial advisor or other representative of the referenced person or of any of its subsidiaries or other affiliates, in each case other than the Employee. The Employee shall devote full time, effort and attention to the business and affairs of the Employer and will reside in the general vicinity of the office of the Employer where the Employee is assigned to work. The Employee shall diligently and faithfully perform his or her duties and services in accordance with this Agreement and the directions of any Authorized Representative, in each case in accordance with the policies and procedures of the Employer and the SPAR Companies and all applicable law, to the best of his or her ability, and with the highest professional standards and integrity. The Employee shall act at all times in the best interests of the Employer. During the Employment Period the Employee will not work or consult for or actively engage or participate in any other business or enterprise without the prior written consent of the chief executive officer of SGRP.

4.     Confidential Information. The Employee agrees that, at all times during the Employment Period and during the five-year period immediately following the Employment Period, the Employee will hold all Confidential Information (as defined below) in strict confidence and keep it confidential, and the Employee will not, directly or indirectly: (a) disclose, publish, transmit or otherwise reveal, impart or deliver in any Document (as defined below) or other way or form any Confidential Information to any person other than authorized Representatives (as defined below) of the Employer or other applicable SPAR Company; (b) fail to use reasonable precautions to assure that all Confidential Information is properly protected and kept from all unauthorized persons; (c) act or fail to act so as to otherwise impair the confidential or proprietary nature of any Confidential Information; (d) use any customer list or information, price, cost or margin information, strategy, know-how or other Confidential Information other than for the benefit of the Employer or other applicable SPAR Company; or (e) engage or assist in, cause or facilitate the reverse-engineering of any software or other Developments of the Employer or other applicable SPAR Company; or (f) offer or agree to or cause or assist in the inception or continuation of such disclosure or use. "Confidential Information" shall mean any and all information pertaining to any of the assets, business, finances, liabilities, operations, procedures or prospects of the Employer or any other SPAR Company, including (without limitation) any and all accounting standards, policies and variances, analyses and methodologies, bids, books and records, business, claims and controversies, correspondence, costs, credit, customer lists, identities, contacts and other information, data, debt, Developments (as defined below), disbursements, expenses, financial information, forecasts, invoices, interpretations, leases, ledgers, licenses, litigation and other proceedings, loans, methods, orders, payables, payroll, personnel, policies, prices, products, programs, proposals, prospects, receipts, registrations, reports, services, software, source code, strategies, suppliers, systems, targets, taxes, techniques, terms, trade secrets, and qualifications, and any and all Documents pertaining to any of the foregoing. Confidential Information shall be deemed to include (without limitation) any misleading, inaccurate or false information from any source whatsoever with respect to the Employer, any other SPAR Company or any of their respective Representatives that if true or complete would have been Confidential Information. However, Confidential Information shall not include any document or information that is or becomes publicly available other than through any direct or indirect disclosure by the Employee.

5.     Return of Protected Documents. At any time and from time to time at the request of an Authorized Representative, and in any event promptly following the end of the Employment Period the Employee shall return to the Employer or other applicable SPAR Company all Documents containing any Confidential Information (collectively, "Protected Documents"). In any event, the Employee shall not after the end of the Employment Period use or reproduce any Protected Documents or give or make available any Protected Documents to any person other than the Employer or other applicable SPAR Company. "Documents" shall mean any and all documents, materials or other records containing information, in each case whether existing, delivered or made available on, before or after the date hereof and whether on paper or other physical copy, on film or tape, by email, internet or other method, in computer or other electronic storage or in or by some other storage or transmission containing information, medium, including (without limitation) any and all agreements, correspondence, discs, tapes and other media, email, files and folders, instructions, lists and other collections of information, manuals, memoranda, notes, programs, software, proposals and presentations.

6.     Assignment of Inventions and other Developments. The Employee acknowledges and agrees that he or she may invent, develop, refine and/or document one or more Developments (as defined below) , in each case whether individually, in collaboration with others, giving assistance thereto or participating therein, and irrespective of whether or not developed at work, all for the exclusive benefit of the Employer and other SPAR Companies. "Developments" shall mean any and all designs, discoveries, formulae, ideas, inventions, products, programs, software (whether in source code, object code or otherwise), specifications, styles, techniques, and other trade secrets and works of authorship for the current and intended business, products and prospects of the Employer or any other SPAR Company and any and all Documents pertaining thereto, in each case (a) whether developed, acquired, owned or held (i) beneficially or of record and (ii) individually, jointly or otherwise, and (b) irrespective of whether any patent, copyright, trademark or other right or protection has been or can be sought, issued or obtained in connection therewith. Accordingly: (A) the Employee will promptly disclose in writing all Developments made by the Employee to a Authorized Representative of the Employer; and (B) the Employee hereby irrevocably assigns and transfers to the SPAR Companies his or her entire right, title and interest all Developments made or conceived by the Employee (individually or jointly with others) during the Employment Period. The Employee agrees to promptly execute and deliver any such assignments and other documents and do such other things as the Employer may request, whether during or after the Employment Period, in order to document or establish the origination or application or the ownership of any of the Developments by the SPAR Companies.

7.     Limits on the Employee's Ability to Solicit. The Employee acknowledges and understands (i) the extensive efforts of the Employer and other SPAR Companies to cultivate and maintain relationships with their respective customers, and (ii) that the SGRP Companies and SPAR Affiliates will be at a competitive disadvantage and suffer substantial damage if the Employee attempts to establish or continue these relationships on behalf of any Competitor (as defined below) or any other person (other than any SPAR Company). Accordingly, the Employee agrees that at all times during the Employment Period and during the three-year period immediately following the Employment Period, the Protected Period (including the Employment Period), the Employee will not, directly or indirectly, on behalf of himself or herself, any Competitor or any other person (other than any SPAR Company), (a) market to or solicit business from any customer of the Employer or any other SPAR Company for which the Employee, during the two-year period preceding the end of the Employment Period, (1) performed any project, work or service for, supplied any product to or had any other business relationship or interaction with such customer or its affiliate or (2) made any proposal, presentation, offer or other solicitation for any such business to such customer or its affiliate; or (b) solicit to employ or employ or otherwise directly or indirectly engage or retain any of the officers, employees or consultants of any SPAR Company.

8.     Limits on the Employee's Ability to Compete, Interfere, Etc. The Employee agrees that at all times during the Employment Period and during the one-year period immediately following the Employment Period, the Employee will not, directly or indirectly, within one hundred (100) miles of any geographical location in which the Employee (either physically or telephonically) performed duties or services on behalf of the Employer or any other SPAR Company: (a) work for, with or on behalf of, or engage, participate or have any other interest in, any business, enterprise, entity or other person within that competes for or with the projects, products, services or business of the Employer or any other SPAR Company (each a "Competitor"), whether as an owner, principal, partner, member, director, officer, manager, employee, consultant, agent, or otherwise; (b) solicit, contract for or perform any project, work or service for or sell or provide any product to any customer of the Employer or any other SPAR Company (or any affiliate of such customer), whether on behalf of himself or herself, a Competitor or otherwise, if (i) such project, work, service or product also is available from the Employer or any other SPAR Company, and (ii) during the two-year period preceding the end of the Employment Period the Employer or any other SPAR Company (1) performed any project, work or service for, supplied any product to or had any other business relationship with such customer or its affiliate or (2) made any proposal, presentation, offer or other solicitation for any such business to such customer or its affiliate; (c) interfere in any other way with the relationships of the Employer or any other SPAR Company with any of (i) its members, partners, directors, officers, personnel, consultants, agents or other Representatives, or (ii) its creditors, customers or suppliers, including (without limitation) soliciting or inducing any such person to (A) sever any such existing relationship or (B) establish any relationship with the Employee, any affiliate or employer of the Employee or any other person; (d) advise, work, consult or comment on any claim, investigation, arbitration, action, suit or proceeding by any business, enterprise, entity or other person (other than the Employee) against the Employer or any other SPAR Company; (e) libel, slander or otherwise materially disparage the Employer, any other SPAR Company or any of their respective Representatives; or (f) offer or agree to or cause or assist in any of the foregoing. However, the Employee may work for, with or on behalf of or participate in any Competitor without violating clause (a), above, so long as the Employee does not otherwise violate any other clause of this Section or provision of this Agreement and either (I) the Employee is working for a division or subsidiary of such Competitor that does not itself compete with the Employer or any other SPAR Company, or (II) if that competitor competes with a SPAR Company (but not the Employer) and the Employee did not work for or participate in the selling, marketing or business planning or product development for the Employer or any other SPAR Company, or (III) the Employee is not and will not be performing the same or substantially similar tasks as were performed for the Employer or any other SPAR Company by the Employee at any time during the Employment Period.

9.     Representations and Warranties of the Employee. The Employee represents and warrants to the Employer that: (a) the Employee has the legal capacity and unrestricted right to execute, deliver and perform this Agreement; (b) the Employee is not a party to any agreement, arrangement or other understanding with any person (other than the Employer or any other SPAR Company) requiring or restricting the use or disclosure of any Confidential Information, the solicitation of any customer or business or the provision of any employment or other services; and (c) the application for employment and resume (if any) submitted by the Employee is complete and correct in all respects and does not contain a misstatement of a material fact or omit any material fact.

10.     Accounting, Equitable Relief, Attorneys Fees, Etc. The Employee agrees that, in addition to all other rights and remedies under this Agreement or applicable law, the Employer and/or any other SPAR Company shall be entitled to: (a) have the Employee account for and pay over to the Employer any and all commissions, fees, profits and other benefits derived or received by the Employee or any Competitor respecting any project, product, service, business or other transaction arising from or initiated or furthered by any violation of this Agreement, and the Employee agrees to make such accounting and payment upon request; (b) injunctive relief, specific performance or such other equitable relief as it may request to exercise or enforce any of the provisions of this Agreement and to enjoin or otherwise restrain any act prohibited by this Agreement, in each case without proving any actual damages or posting any bond or other security, and the Employee will not raise, and the Employee hereby absolutely, unconditionally, irrevocably, expressly and forever waives, any objection or defense that there are no or minimal damages or that there is an adequate remedy available at law; and (c) reimbursement from the Employee upon request of any and all reasonable attorneys fees and expenses incurred by the Employer or any other SPAR Company in enforcing or attempting to enforce any provision of this Agreement, including (without limitation) those incurred in the prosecution of any appeal.

11.     Enforcement, Etc. The Employee acknowledges and agrees that the scope of the restrictions contained in this Agreement is reasonable and necessary. The Employer or any other SPAR Company may enforce any right, remedy or interest that it may have under this Agreement or applicable law (a) at law, in equity or in any other forum available under applicable law; (b) without notice except as otherwise expressly provided herein; (c) without pursuing, exhausting or otherwise exercising or enforcing any other right, remedy or interest that it may have against the Employee or any other person and (d) without regard to any act or omission of the Employer. No agreement to arbitrate or mediate in any other agreement with the Employee shall apply to or limit or restrict the right or the Employer or any other SPAR Company to seek judicial relief under this Agreement. The Employer and the other SPAR Companies may institute one or more proceedings (which may be separate proceedings) with respect to this Agreement and any other aspect of the Employee's conduct or employment in such order and at such times as the Employer may elect in its sole discretion. This Agreement may be enforced without the presence or participation of any other person, whether through lack of jurisdiction, venue or service or otherwise, and the Employee will not raise, and the Employee hereby absolutely, unconditionally, irrevocably, expressly forever waives, any objection or defense respecting the need for any such presence or participation.

12.     Consent to New York Governing Law, Jurisdiction and Venue; Waiver of Personal Service, Etc. To the greatest extent permitted by applicable law, this Agreement shall be governed by and construed in accordance with the applicable federal law of the United States of America, and to the extent not preempted by such federal law, by the applicable law of the State of New York, in each case other than those conflict of law rules that would defer to the substantive laws of another jurisdiction. The Employee hereby consents and agrees that the Supreme Court of the State of New York for the County of Westchester and the United States District Court for the Southern District of New York each shall have personal jurisdiction and proper venue with respect to any claim or dispute between the Employee and the Employer or other SPAR Company; provided that the foregoing consent shall not deprive any Party or beneficiary of the right in its discretion to voluntarily commence or participate in any other forum having jurisdiction and venue or deprive any party of the right to appeal the decision of any such court to a proper appellate court located elsewhere. In any claim or dispute with the Employer or any other SPAR Company, the Employee will not raise, and hereby absolutely, unconditionally, irrevocably, expressly and forever waives, any objection or defense to any such jurisdiction as an inconvenient forum. The Employee hereby absolutely, unconditionally, irrevocably, expressly and forever waives personal service of any summons, complaint or other process on the Employee or any authorized agent for service of the Employee in any claim or dispute between the Employee, the Employer or any other SPAR Company (irrespective of whether more parties may be involved). The Employee hereby acknowledges and agrees that service of process may be made upon the Employee by or on behalf of the Employer or any other SPAR Company by (i) certified, registered or express mail, (ii) FedEx or other courier, (iii) fax, (iv) hand delivery or (v) any manner of service available under the applicable law, in each case at his or her address set forth above or as such other address as may be designated by the Employee in a written notice received by SGRP. The Employee acknowledges and agrees that a final judgment in any such action, suit or proceeding shall be conclusive and binding upon the Employee and may be enforced against the Employee or any of his or her assets or properties in any other appropriate jurisdiction selected by the Employer or other SPAR Company (in its sole and absolute discretion) by an action, suit or proceeding in such other jurisdiction. To the extent that the Employee may be entitled to immunity from suit in any jurisdiction, from the jurisdiction of any court or from any other legal process, the Employee hereby absolutely, unconditionally, irrevocably, expressly and forever waives such immunity.

13.     Interpretation, Headings, Severability, Reformation, Etc. The parties agree that the provisions of this Agreement have been negotiated, shall be construed fairly as to all parties, and shall not be construed in favor of or against any party. The section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. In the event that any provision of this Agreement shall be determined to be superseded, invalid, illegal or otherwise unenforceable pursuant to applicable law by a court or other governmental authority having jurisdiction and venue because of the scope or duration of any such provision, the parties agree that such court or other governmental authority shall have the power, and is hereby requested by the parties, to reduce the scope or duration of such provision to the maximum permissible under applicable law so that said provision shall be enforceable in such reduced form. In the event that any provision of this Agreement shall be finally determined to be superseded, invalid, illegal or otherwise unenforceable (in whole or in part) pursuant to applicable law by an court or other governmental authority having jurisdiction and venue, that determination shall not impair or otherwise affect the validity, legality or enforceability (a) by or before that court or other governmental authority of the remaining provision of this Agreement, which shall be enforced as if the unenforceable provision were deleted or limited to the extent provided by such determination, in each case unless the deletion or limitation of the unenforceable provision would impair the practical realization of the principal rights and benefits of the SPAR Companies hereunder (if and to the extent so limited), or (b) by or before any other court or other governmental authority of any of the provisions of this Agreement.

14.     Successors and Assigns; Assignment; Intended Beneficiaries. Whenever in this Agreement reference is made to any person, such reference shall be deemed to include the successors, assigns, and legal Representatives of such person, and, without limiting the generality of the foregoing, all representations, warranties, covenants and other agreements made by or on behalf of the Employee in this Agreement shall inure to the benefit of the successors and assigns of the Employer and the other SPAR Companies; provided, however, that nothing herein shall be deemed to authorize or permit the Employee to assign any rights or obligations under this Agreement to any other person ,and the Employee agrees to not make any such assignment. The representations, agreements and other provisions of this Agreement are for the exclusive benefit of the parties hereto and the other SPAR Companies, and, except as otherwise expressly provided herein, no other person shall have any right or claim against any party by reason of any of those provisions or be entitled to enforce any of those provisions against any party. The provisions of this Agreement are expressly intended to benefit each SPAR Company, which may enforce any such provisions directly, irrespective of whether the Employer participates in such enforcement. However, no SPAR Company other than the Employer shall have, or shall be deemed or construed to have, any obligation or liability to the Employee under this Agreement or otherwise.

15.     Survival of Agreements, Etc. Each of the representations, agreements and obligations of the Employee contained in this Agreement: (a) shall be absolute and unconditional; (b) shall survive the execution and delivery of this Agreement; (c) shall remain and continue in full force and effect without regard to (i) any termination or other departure of the Employee, whether for cause or otherwise, (ii) any dispute involving any aspect of his or her employment, (iii) any waiver, modification, extension, renewal, consolidation, amendment or restatement of any other provision of this Agreement, (iv) any full, partial or non-exercise of any of the rights, remedies and interests of the Employer or any other SPAR Company under this Agreement or applicable law, or to any delay, discontinuance or non-pursuit in the exercise or enforcement thereof, whether intentionally or otherwise, (v) any statute of limitations or similar time constraint under any applicable law, (vi) any act or omission on the part of the Employer, any other SPAR Company or any other person, or (vii) any other event that otherwise might constitute a legal or equitable counterclaim, defense or discharge of an employee or contracting party; (d) shall not be subject to any defense, counterclaim, setoff, right of recoupment, abatement, reduction or other claim or determination that the Employee may have against the Employer, any other SPAR Company or any other person; (e) shall not be diminished or qualified by the death, disability, insolvency or bankruptcy of the Employee or any other person; and (f) with respect to any provision expressly limited to a period of time, shall remain and continue in full force and effect (i) through the specific time period(s) contemplated herein and (ii) thereafter with respect to events occurring prior to the end of such time period(s).

16.     No Waiver by Action, Cumulative Rights, Etc. Any waiver or consent from the Employer or (as to its rights) any other SPAR Company respecting any provision of this Agreement or other aspect of the Employee's conduct or employment shall be effective only in the specific instance for which given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of the Employer or any other SPAR Company at any time to require performance of, or to exercise or enforce its rights or remedies with respect to, any provision of this Agreement or any other aspect of the Employee's conduct or employment shall not affect the right of the Employer or other SPAR Company at a later time to exercise or enforce any such provision. No notice to or demand on the Employee shall entitle such Employee to any other or notice or demand in similar or other circumstances. All rights, remedies and other interests of the Employer and the other SPAR Companies hereunder are cumulative and not alternatives, and they are in addition to (and shall not limit) any other right, remedy or other interest of the Employer or any other SPAR Company under this Agreement, the rules, policies or procedures of any SPAR Company or applicable law.

17.     Waiver of Jury Trial, All Waivers Intentional, Etc. In any action, suit or proceeding in any jurisdiction brought against the Employee by the Employer or any other SPAR Company, or vice versa, the Employee and the Employer each waive trial by jury. This waiver of jury trial by each party, and each other waiver, release, relinquishment or similar surrender of rights (however expressed) expressly made by a party in this Agreement has been absolutely, unconditionally, irrevocably, knowingly and intentionally made by such party.

18.     Counterparts; Amendments, Entire Agreement. This Agreement shall be effective as of the date written below when executed by the Employee. This Agreement or any supplement, modification or amendment to or restatement of this Agreement may have been executed in two or more counterpart copies of the entire document or of signature pages to the document, each of which may have been executed by one or more of the signatories hereto or thereto and delivered by mail, courier, telecopy or other electronic or physical means, but all of which, when taken together, shall constitute a single agreement binding upon all of its signatories. This Agreement (i) may not be supplemented, modified, amended, restated, waived, extended, discharged, released or terminated orally, (ii) may only be supplemented, modified, amended or restated in a writing signed by all of the Parties hereto specifically referencing this Agreement by date, title, parties and provision(s) being amended, and (iii) may only be waived, extended, discharged, released or terminated in a writing signed by each Party against whom enforcement thereof may be sought. Each Party acknowledges and agrees that, in entering into this Agreement, it has not directly or indirectly received or acted or relied upon any representation, warranty, promise, assurance or other agreement, understanding or information (whether written, electronic, oral, express, implied or otherwise) from or on behalf of the other Party, any of its subsidiaries or other affiliates, or any of their respective Representatives, respecting any of the matters contained in this Agreement except for those expressly set forth in this Agreement. This Agreement (including all exhibits and schedules) contains the entire agreement and understanding of the Parties and supersede and completely replace all prior and other representations, warranties, promises, assurances and other agreements, understandings and information (including, without limitation, all letters of intent, term sheets, existing agreements, offers, requests, responses and proposals and any other severance or termination arrangement or policy of the SGRP Companies), whether written, electronic, oral, express, implied or otherwise, from a Party or between them with respect to the matters contained in this Agreement.

In Witness Whereof, the parties hereto have executed and delivered this Agreement intending to be legally bound by it and for it to be effective as of the date written below:

EMPLOYER:	EMPLOYEE:

SPAR Brasil Serviços de Tecnologia e Merchandising S.A.	Jonathan Dagues Martins

By:
[ ▲ Officer's Signature ▲]	[ ▲ Employee's Signature ▲ ]

Employer's Current Address:	[Employee's Name ▲ Please Type or Print]

SPAR Group, Inc.	Employee's Current Address:
333 Westchester Avenue, South Building, Suite 204,	→
White Plains, New York 10604
→
Dated as of: , 20___	Dated as of: , 20___